Filed Pursuant to Rule 424(b)(3)
Registration No. 333-146867

PALADIN REALTY INCOME PROPERTIES, INC.

SUPPLEMENT NO. 7 DATED May 31, 2011

TO THE PROSPECTUS DATED APRIL 29, 2010

This document supplements, and should be read in conjunction with, our prospectus dated April 29, 2010 as supplemented by Supplement No. 6 dated April 28, 2011. The purpose of this Supplement No. 7 is to disclose:

•	the status of our public offerings;

•	a description of our current portfolio;

•	selected financial data;

•	information regarding our distributions;

•	information regarding share redemptions;

•	our performance — funds from operations and modified funds from operations;

•	our property performance — net operating income;

•	fees and reimbursements paid to our advisor and its affiliates; and

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2011.

Status of Our Public Offerings

We commenced our follow-on offering of $850,000,000 in shares of common stock on July 28, 2008. Of these shares, we are offering $750,000,000 in our primary offering and $100,000,000 pursuant to our distribution reinvestment plan. Concurrently with the commencement of our follow-on offering, we terminated our initial public offering. As of May 20, 2011 we had received and accepted subscriptions in our offerings for an aggregate of 6,169,461 shares of our common stock, or $59,435,577 including shares issued under our distribution reinvestment plan. As of May 20, 2011 82,755,535 shares remained available for sale to the public under our follow-on offering, including shares available under our distribution reinvestment plan. Our follow-on offering is expected to terminate on or before July 28, 2011.

Our Current Portfolio

We were formed to invest in a diverse portfolio of high quality investments, focusing primarily on investments that produce current income including apartments, office buildings, industrial buildings, shopping centers and hotels. As of March 31, 2011 our property investments consisted of ten multi-family apartment communities with a total of 2,353 apartment units, one industrial distribution facility and two office buildings. The following table provides general information regarding these properties as of March 31, 2011:

	Property Type	Market	Total Investment(1)	Net Rentable Area (sq ft)/ Units	Occupancy(2)		Percentage Equity Ownership(3)
Multi-family Communities
Champion Farms Apartments	Resident Apartments	Louisville, KY	$4,790,264	264 units	96.6%		70.0%
Fieldstone Apartments	Resident Apartments	Woodlawn, OH	$5,143,946	266 units	88.0	% (4)	83.0%
Pheasant Run Apartments	Resident Apartments	Lee’s Summit, MO	$2,642,146	160 units	90.6%		97.5%
Pinehurst Apartment Homes	Resident Apartments	Kansas City, MO	$2,440,596	146 units	91.8%		97.5%
The Retreat Apartments	Resident Apartments	Shawnee, KS	$3,047,896	342 units	94.2%		97.5%
Hilltop Apartments	Resident Apartments	Kansas City, MO	$1,100,191	124 units	90.3%		49.0%
Conifer Crossing	Resident Apartments	Norcross, GA	$4,755,191	420 units	94.8%		42.5%
Lofton Place Apartments	Resident Apartments	Tampa Bay, FL	$3,000,000	280 units	95.7%		60.0%
Beechwood Gardens Apartments	Resident Apartments	Philadelphia, PA	$2,550,000	160 units	98.1%		82.3%
Stone Ridge Apartments(5)	Resident Apartments	Columbia, South Carolina	$1,350,000	191 units	83.8%		50.0%
Industrial
801 Fiber Optic Drive(6)	Industrial Distribution Facility	North Little Rock, AR	$2,258,939	56,336 sq. ft.	100%		79.0%
Office
Two and Five Governor Park(7)	Office Buildings	San Diego, CA	$2,500,000	75,518 sq. ft.	100%		47.7%

(1)	Total investment includes our share of the purchase price for the property plus due diligence costs and closing costs paid by the joint venture, not including our share of the debt on the property.
(2)	Occupancy as of March 31, 2011. Includes all leased space, including space subject to master leases.
(3)	Ownership interest in joint venture as of March 31, 2011.
(4)	Occupancy reflects 34 vacant units, 22 of which were damaged in a fire in February 2011. Excluding the fire-damaged units, occupancy of available units is 96.2%.
(5)	We acquired our interest in Stone Ridge Apartments on March 30, 2011.
(6)	This investment was sold on April 28, 2011.
(7)	This investment consists of two office buildings. These buildings are 100.0% leased, including the master lease. The buildings are 92.9 % leased to third party tenants.

The table below provides summary information regarding our 13 income-producing properties by location as of March 31, 2011:

	Property Investments
State	Number	As a Percentage of Aggregate Investment
Arkansas	1	6%
California	2	7%
Florida	1	8%
Georgia	1	13%
Kansas	1	9%
Kentucky	1	14%
Missouri	3	17%
Ohio	1	15%
Pennsylvania	1	7%
South Carolina	1	4%
Total	13	100%

For each of our ten multi-family investments, the table below provides the occupancy rate and the average effective monthly rent per unit for the years ended December 31, 2007, 2008, 2009 and 2010, and for the quarter ended March 31, 2011, for the periods during which we owned such properties:

Property	Year Ended December 31, 2007	Year Ended December 31, 2008	Year Ended December 31, 2009	Year Ended December 31, 2010	Three Months Ended March 31, 2011
Champion Farms Apartments
Occupancy	93.6%	87.1%	92.8%	92.4%	96.6%
Average Effective Monthly Rent per Unit	$713	$746	$743	$746	$724
Fieldstone Apartments(1)
Occupancy	97.4%	94.4%	92.9%	94.4%	88.0%
Average Effective Monthly Rent Per Unit	$791	$807	$797	$783	$810
Pheasant Run Apartments
Occupancy	88.8%	93.1%	95.6%	96.3%	90.6%
Average Effective Monthly Rent per Unit	$617	$665	$605	$638	$661
Pinehurst Apartment Homes
Occupancy	96.6%	88.4%	91.8%	91.8%	91.8%
Average Effective Monthly Rent per Unit	$622	$646	$620	$636	$636
Retreat Apartments
Occupancy	—	87.1%	91.5%	92.7%	94.2%
Average Effective Monthly Rent per Unit	—	$583	$539	$541	$546
Hilltop Apartments
Occupancy	—	91.9%	91.1%	85.5%	90.3%
Average Effective Monthly Rent per Unit	—	$512	$509	$536	$481
Conifer Crossing
Occupancy	—	82.4%	92.1%	95.0%	94.8%
Average Effective Monthly Rent per Unit	—	$780	$704	$745	$754
Lofton Place Apartments(2)
Occupancy	—	—	91.8%	95.7%	95.7%
Average Effective Monthly Rent per Unit	—	—	$782	$791	$774
Beechwood Gardens Apartments(3)
Occupancy	—	—	95.0%	96.3%	98.1%
Average Effective Monthly Rent per Unit	—	—	$830	$827	$830
Stone Ridge Apartments(4)	—	—	—	—
Occupancy	—	—	—	—	n/a
Average Effective Monthly Rent per Unit					n/a

(1)	Occupancy reflects 34 vacant units, 22 of which were damaged in a fire in February 2011. Excluding the fire-damaged units, occupancy of available units is 96.2%. Average Effective Monthly Rent per Units has been adjusted for the lost revenue due to the fire-damaged units. Insurance proceeds for business interruption is expected to fully cover the lost revenue for these 22 units until they are repaired and available for rent.

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(2)	We acquired our interest in Lofton Place Apartments on October 1, 2009.
(3)	We acquired our interest in Beechwood Gardens Apartments on December 16, 2009.
(4)	We acquired our interest in Stone Ridge Apartments on March 30, 2011.

The leases for our multi-family investments generally have terms of six, nine or twelve months. There are no leases with terms expiring after 2012.

For our commercial properties, the table below provides the occupancy rate and the average effective annual rent per square foot for each of the years ended December 31, 2007, 2008, 2009 and 2010, and for the quarter ended March 31, 2011, for the periods during which we owned such properties:

Property	Year Ended December 31, 2007	Year Ended December 31, 2008		Year Ended December 31, 2009		Year Ended December 31, 2010		Three Months Ended March 31, 2011
801 Fiber Optic Drive
Occupancy	100.0%	100.0%		100.0%		100%		100%
Average Effective Annual Rent per Square Foot	$6.00	$6.00		$6.00		$6.00		$6.00
Two and Five Governor Park
Occupancy	—	100.0	%(1)	100.0	%(1)	100	%(1)	100	(1)
Average Effective Annual Rent per Square Foot	—	$26.52	(2)	$23.88	(2)	$24.77	(2)	$24.98	(2)

(1)	These buildings are 100.0% leased, including the master lease. The buildings are 92.9 % leased to third party tenants.
(2)	The average effective monthly rent per square foot only reflects leases to third parties and does not include the master lease.

The following is a schedule of third party lease expirations and related information for each of the seven years ending 2017 for our industrial distribution facility and two office buildings as of March 31, 2011. For these three properties, there are no leases expiring after 2017.

Year	Number of Tenants Whose Leases Are Expiring	Total Square Feet Covered by Such Leases	Annual Rent Represented By Such Leases	Percentage of Gross Annual Rent Represented by Such Leases
2011	1	432	$11,146	1%
2012	5	15,562	$414,492	20%
2013	4	8,265	$209,501	10%
2014	7	36,859	$951,110	45%
2015	2	5,503	$129,591	6%
2016	1	56,336	$338,160	16%
2017	1	3,956	$47,472	2%

Total	21	126,913	$2,101,472	100%

On April 28, 2011, we, through our wholly owned subsidiary PRIP 801, LLC, sold 801 Fiber Optic Drive for $4,175,000 to an unrelated third party. The sales price exceeded the minimum selling price approved by our board of directors on February 18, 2011 and was $75,000 greater than the price paid to acquire the property in November 2005. We recognized gain on the sale of approximately $200,000. Since the purchase of the property five and one half years ago, we have received $777,117 in operating distributions. The sales price equated to $74 per square foot and an 8.1% cap rate on trailing twelve month net operating income. Proceeds from the sale were first used to repay debt and the closing costs of the transaction. The remaining net proceeds were distributed 79%, or $2,192,250, to us and 21% to our joint venture partner. At this time, we intend to redeploy the net proceeds into additional real estate and real estate related investments consistent with our investment strategy.

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Selected Financial Data

The following selected financial data should be read with (i) Management’s Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and the notes thereto incorporated by reference into the prospectus and (ii) Management’s Discussion and Analysis of Financial Condition and Results of Operations and our condensed financial statements included in our quarterly report on Form 10-Q for the quarter ended March 31, 2011, which is attached to this Supplement as Exhibit A. Our historical results are not necessarily indicative of results for any future period.

The following tables present summarized consolidated financial information, including statement of operations data and balance sheet data, in a format consistent with our consolidated financial statements.

	For the Three Months Ended March 31, 2011,		For the Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
Operating Data:
Revenues	$5,214,191	$4,918,510	$20,048,939	$15,344,761	$11,589,811	$5,595,622	$1,530,502
Loss before equity in earnings and noncontrolling interests	(999,754)	(862,235)	(4,087,665)	(6,337,842)	(2,689,447)	(1,627,801)	(855,811)
Equity in earnings from real estate joint venture	28,151	19,738	83,519	81,153	88,224	83,896	75,226
Noncontrolling interests	265,748	295,313	1,178,012	1,784,767	242,673	219,437	(127,817)
Net loss attributable to Company	(705,855)	(547,184)	(2,826,134)	(4,471,922)	(2,358,550)	(1,324,468)	(652,768)
Net loss per common share (basic and diluted)	(0.14)	(0.12)	(0.59)	(1.09)	(0.73)	(0.75)	(1.42)
Distributions declared per common share	0.15	0.15	0.60	0.60	0.60	0.60	0.60
Weighted average number of common shares outstanding (basic and diluted)	5,211,687	4,579,941	4,787,071	4,086,673	3,219,095	1,758,564	458,658

	As of March 31,	As of December 31,
	2011	2010	2009	2008	2007	2006
Balance Sheet Data:
Total real estate, net	$151,712,118	$149,009,964	$152,628,325	$152,628,325	$125,746,514	$55,763,626
Total assets	163,838,850	157,717,875	160,931,602	160,931,602	136,066,319	64,863,407
Mortgages payable	124,789,636	121,134,455	121,365,972	121,365,972	98,729,308	43,879,125

Information Regarding our Distributions

We pay distributions on a monthly basis. Since January 2006, for the month ended December 31, 2005, we have paid a 6.0% per annum distribution. We paid $753,119 in distributions for three months ended March 31, 2011, of which $382,056 was paid in cash and $371,063 was paid through the distribution reinvestment plan in the form of additional shares issued.

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The following chart compares cash distributions received from each of our investments during the year ended December 31, 2010, the three months ended March 31, 2011, and from inception to March 31, 2011, with distributions paid during the same periods.

	Summary of Cash Distributions from Investments			Summary of Distributions Paid to Stockholders
	Year ended December 31, 2010	Three Months Ended March 31, 2011	Inception to date as of March 31, 2011	Year ended December 31, 2010	Three Months Ended March 31, 2011	Inception to date as of March 31, 2011
801 Fiber Optic	$129,500	$15,800	$777,117
Champion Farms Apartments	395,204	98,801	1,877,193
Fieldstone Apartments	424,382	106,095	1,656,657
Pinehurst Apartment Homes	217,020	54,695	769,253
Pheasant Run Apartments	237,792	63,170	838,600
Retreat Apartments	256,500	64,125	878,991
Hilltop Apartments	94,500	23,625	33,0925
Conifer Crossing	—	—	382,500
Two and Five Governor Park	225,000	56,250	505,625
Lofton Place Apartments	285,000	75,000	450,000
Beechwood Gardens Apartments	288,520	288,520	352,270

Stone Ridge(1) Apartments	—	—	—

Total	$2,553,418	$621,311	$8,819,410	$2,843,351	$753,119	$9,102,355

(1)	We acquired our interest in Stone Ridge Apartments on March 30, 2011.

The following table presents the amount of distributions paid for each of the four quarters ended March 31, 2011.

	For the Three Months Ended
	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010
Distributions paid in cash:	$382,056	$376,162	$364,267	$342,637
Distributions reinvested:	371,063	361,409	364,411	365,272
Total distributions:	753,119	737,571	728,678	707,909
Source of distributions
Cash flow from operations	—	—	366,845	—
Excess cash flow from operations from prior periods	—	—	—	163,398
Proceeds from the issuance of common stock	753,119	737,571	361,833	544,511
Total sources	$753,119	$737,571	$728,678	$707,909

From inception through March 31, 2011, the cumulative distributions paid to stockholders of $9,102,355 exceeded distribution from our investments of $8,819,401 as well as net cash provided by (used in) operating activities of $1,458,114 and cumulative funds from operations, or FFO (as further defined and discussed below in “Our Performance—Funds from Operations and Modified Funds from Operations”), of $(1,465,841). In addition, for the year ended December 31, 2010, distributions paid to stockholders of $2,843,351 exceeded cash distributions from our investments of $2,553,418 as well as net cash provided by operating activities of $296,878 and FFO of $755,538. For the year ended December 31, 2009, distributions paid to stockholders of $2,410,031 exceeded cash distributions from our investments of $2,358,384 as well as net cash provided by operating activities of $84,387 and FFO of $(1,794,241). As a result, portions of the cumulative distributions paid as of March 31, 2011 have been paid with offering proceeds.

Paladin Advisors has paid expenses on our behalf, and Paladin Advisors has deferred the reimbursement of a portion of these expense payments and from time to time has deferred certain other fees owed to it. The repayment of these deferred expenses has impacted, and may continue to impact our ability to pay distributions from cash flow from operations or at all. During 2010, in accordance with the Advisory Agreement, we reimbursed Paladin Advisors $1,725,000 of previously accrued general and administrative expenses, and in the first three months of 2011, we have reimbursed Paladin Advisor an additional $575,000 of previously accrued general and administrative expenses. These reimbursements have reduced our cash flow provided by operating activities and therefore our ability to fund distributions therefrom.

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For the three months ended March 31, 2011, Paladin Advisors and its affiliates had incurred on our behalf $15,115 in general and administrative expenses and for which we reimbursed Paladin Advisors for such amount on March 25, 2011. Pursuant to the terms of the Advisory Agreement, Paladin Advisors has deferred (without interest) repayment of these expenses. The payment of these obligations may impact our ability to pay future distributions. Paladin Advisors is not obligated to either pay expenses on our behalf or defer reimbursements of such expense payments or fees in future periods. If Paladin Advisors were to pay additional expense on our behalf in the future and/or defer reimbursement of expense payments or fees, the ultimate repayment of these obligations could adversely impact our ability to pay distributions in future periods as well as potentially adversely impact the value of an investment in the Company.

We are reliant on Paladin Advisors to support our financial position currently because of our small size. As we continue to grow by selling shares in our Follow-On Offering and by making additional investments, we expect to be able to finance our operations without advances from and deferrals of fees otherwise payable to Paladin Advisors; however, as described above, we may not be able to continue to pay distributions at the rate we currently pay or at all.

The amount of distributions to be distributed to our stockholders in the future will be determined by our board of directors and are dependent on a number of factors, including funds available for payment of distributions (including whether Paladin Advisors continues to pay expenses and/or defer reimbursement of expense payments or fees), our financial condition, capital expenditure requirements, annual distribution requirements needed to maintain our status as a REIT under the Internal Revenue Code, any limitations imposed by the terms of indebtedness we may incur and other factors.

Our Performance — Funds from Operations and Modified Funds from Operations

One of our objectives is to provide cash distributions to our stockholders from cash generated by our operations. Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts, or NAREIT, an industry trade group, has promulgated a measure known as Funds from Operations, or FFO, which it believes more accurately reflects the operating performance of a REIT such as us. FFO is not equivalent to our net income or loss as defined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004. The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property but including asset impairment writedowns, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO.

The historical accounting convention used for real estate requires a straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative.

Presentation of this information is intended to assist the reader in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO the same way, so comparisons with other REITs may not be meaningful. Factors that impact FFO include non cash GAAP income and expenses, one-time non recurring costs, timing of acquisitions, yields on cash held in accounts, income from portfolio properties and other portfolio assets, interest rates on acquisition financing and operating expenses. Furthermore, FFO is not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income, as an indication of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions and should be reviewed in connection with other measurements as an indication of our performance. Our FFO reporting complies with NAREIT’s policy described above.

Changes in the accounting and reporting rules under GAAP have prompted a significant increase in the amount of non-operating items included in FFO, as defined, such that management, investors and analysts have considered FFO to be insufficient as a singular financial performance measure. Thus, in addition to FFO, we use modified funds from operations, or MFFO, as defined by the Investment Program Association, or IPA. As defined by the IPA, MFFO excludes from FFO the following items:

(1)	acquisition fees and expenses;

(2)	straight-line rent amounts, both income and expense;

(3)	amortization of above or below market intangible lease assets and liabilities;

(4)	amortization of discounts and premiums on debt investments;

(5)	impairment charges;

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(6)	gains or losses from the early extinguishment of debt;

(7)	gains or losses on the extinguishment or sales of hedges, foreign exchange, securities and other derivatives holdings except where the trading of such instruments is a fundamental attribute of our operations;

(8)	gains or losses related to fair value adjustments for derivatives not qualifying for hedge accounting, including interest rate and foreign exchange derivatives;

(9)	gains or losses related to consolidation from, or deconsolidation to, equity accounting;

(10)	gains or losses related to contingent purchase price adjustments; and

(11)	adjustments related to the above items for unconsolidated entities in the application of equity accounting.

We believe that MFFO, with these adjustments, is helpful in evaluating how our portfolio might perform after our acquisition stage and, as a result, may provide an indication of the sustainability of our distributions in the future. MFFO should not be considered as an alternative to net income (loss) or to cash flows from operating activities and is not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs, including our ability to make distributions. MFFO should be reviewed in connection with other GAAP measurements. As explained below, management’s evaluation of our operating performance excludes the items considered in the calculation based on the following economic considerations:

Acquisition costs: In evaluating investments in real estate, including both business combinations and investments accounted for under the equity method of accounting, management’s investment models and analysis differentiates costs to acquire the investment from the operations derived from the investment. Prior to 2009, acquisition costs for these types of investments were capitalized; however beginning in 2009 acquisition costs related to business combinations are expensed. We believe by excluding expensed acquisition costs, MFFO provides useful supplemental information that is comparable for each type of our real estate investments and is consistent with management’s analysis of the investing and operating performance of our properties.

The following is the calculation of FFO for each of last four quarters ended March 31, 2011.

	Three Months Ended
	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010
Net loss attributable to Company	$(705,855)	$(604,610)	$(869,498)	$(804,842)
Add:
Depreciation and amortization—consolidated entities	1,208,977	1,250,325	1,359,177	1,340,337
Depreciation and amortization—unconsolidated entities	10,646	15,703	17,165	17,165
Less:
Depreciation and amortization of noncontrolling interests	(500,716)	(416,268)	(453,663)	(435,801)
FFO	$13,052	$245,150	$53,181	$116,859
Other Adjustments Acquisition costs attributable to Company	173,826	—	—	—
MFFO	186,878	245,150	53,181	116,859
FFO per share-basic	0.00	0.05	0.01	0.02
FFO per share-diluted	0.00	0.05	0.01	0.02
MFFO per share – basic	0.04	0.05	0.01	0.02
MFFO per share – diluted	0.04	0.05	0.01	0.02
Weighted average number of shares outstanding—basic	5,211,687	4,979,981	4,851,404	4,731,856
Weighted average number of shares outstanding—diluted	5,219,687	4,979,981	4,859,404	4,732,999

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Our Property Performance — Net Operating Income

Our net operating income for the three months ended March 31, 2011 was $$2,787,302 compared to $10,372,113 for the year ended December 31, 2010 and $7,404,408 for the year ended December 31, 2009.

We consider net operating income to be an appropriate supplemental performance measure because net operating income reflects the operating performance of our properties and excludes certain items that are not considered to be controllable in connection with the management of the property, such as depreciation, interest expense, interest income and general and administrative expenses. Additionally, we believe that net operating income is a widely accepted measure of comparative operating performance in the real estate investment community. However, our use of the term net operating income may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount. We believe that the line on our consolidated statement of operations entitled “Net Loss Attributable to Company” is the most directly comparable GAAP measure to net operating income. The following table is a reconciliation of net operating income to our reported net loss attributable to the Company for the three moths ended March 31, 2011 and for the years ended December 31, 2010 and 2009:

	Three Months Ended March 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009
Net operating income	$2,787,302	$10,372,113	$7,404,408
Equity in earnings of real estate joint venture	28,151	83,519	81,153
Interest income	3,877	9,695	25,550
Depreciation and amortization expenses	(1,208,977)	(5,258,133)	(3,812,064)
Interest expense	(1,903,064)	(7,624,089)	(6,554,831)
General and administrative expenses	(332,837)	(1,587,251)	(2,427,858)
Noncontrolling interests	265,748	1,178,012	1,784,767
Acquisition costs	(347,653)	—	(973,047)

Net loss attributable to Company	$(707,453)	$(2,826,134)	$(4,471,922)

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Information Regarding Share Redemptions

During the year ended December 31, 2009, we received requests to redeem 245,343 shares of common stock, of which we redeemed 143,240 shares of common stock for approximately $1,330,188, or $9.30 per share, the redemption price set forth in our share redemption plan. We funded these redemptions exclusively from proceeds we received in our distribution reinvestment plan. For the same period, due to the limitations of our program, we were not able to redeem 102,103 shares of common stock. During the year ended December 31, 2010, we received additional requests to redeem 191,428 shares of common stock. During the year ended December 31, 2010, we redeemed 155,469 shares of common stock for approximately $1,444,257, or $9.30 per share. We funded these redemptions exclusively from proceeds we received in our distribution reinvestment plan.

During the quarter ended March 31, 2011, we received additional requests to redeem 22,190 shares of common stock. During the quarter ended March 31, 2011, we redeemed 39,896 shares of common stock for approximately $371,033, or $9.30 per share.

As of May 25, 2011, there were 38,580 shares which had previously been submitted for redemption but had not yet been redeemed. Pursuant to the terms of our share redemption program and subject to available funding from proceeds received in our distribution reinvestment plan, we will redeem the remaining shares requested with funds received from our distribution reinvestment plan in subsequent months.

Fees and Reimbursements Paid to our Advisor and its Affiliates

Set forth below is a chart showing fees and reimbursements paid to our advisor and its affiliates during the three months ended March 31, 2011 and the year ended December 31, 2010 in connection with our offerings.

	Three Months Ended March 31, 2011	Year Ended December 31, 2010
Offering Stage:
Selling Commissions and Dealer Manager Fee	$378,744	$524,728
Wholesaling Costs	—	—
Other Organization and Offering Expenses	126,306	217,000
Operational Stage:
Acquisition Fees	—	—
Origination Fees	—	—
Reimbursement of Acquisition Expenses	—	—
Asset Management Fee	95,220	380,880
Expense Reimbursement	590,115	1,725,000
Disposition Stage:
Subordinated Disposition Fee	—	—
Subordinated Distribution of Net Sales Proceeds	—	—
Subordinated Distribution Upon Listing	—	—
Subordinated Distribution Upon Termination	—	—

Quarterly Report for the Quarter Ended March 31, 2011

On May 13, 2011, we filed with the Securities and Exchange Commission our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, a copy of which is attached to this Supplement as Exhibit A (without exhibits).

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EXHIBIT A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2011

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission file number 000-51860

PALADIN REALTY INCOME PROPERTIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	20-0378980
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

10880 Wilshire Blvd., Suite 1400 Los Angeles, California	90024
(Address of Principal Executive Offices)	(Zip Code)

(310) 996-8704

(Registrant’s Telephone Number, Including Area Code)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate website, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 and Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☐    No  ☐

Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer	☐	Accelerated filer	☐

Non-Accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

As of May 6, 2011, there were 5,749,906 outstanding shares of common stock of Paladin Realty Income Properties, Inc.

PALADIN REALTY INCOME PROPERTIES, INC.

INDEX

		Page
PART I FINANCIAL INFORMATION

Item 1.	Financial Statements

	Paladin Realty Income Properties, Inc. and Subsidiaries Condensed Consolidated Balance Sheets as of March 31, 2011 (unaudited) and December 31, 2010	4

	Paladin Realty Income Properties, Inc. and Subsidiaries Condensed Consolidated Statements of Operations for the three months ended March 31, 2011 and 2010 (unaudited)	5

	Paladin Realty Income Properties, Inc. and Subsidiaries Condensed Consolidated Statement of Equity for the three months ended March 31, 2011 (unaudited)	6

	Paladin Realty Income Properties, Inc. and Subsidiaries Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2011 and 2010 (unaudited)	7

	Notes to Condensed Consolidated Financial Statements (unaudited)	8

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	23

Item 3.	Quantitative and Qualitative Disclosures About Market Risk	34

Item 4.	Controls and Procedures	34

PART II OTHER INFORMATION

Item 1.	Legal Proceedings	35

Item 1A.	Risk Factors	35

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds	35

Item 3.	Defaults Upon Senior Securities	36

Item 4.	Reserved	36

Item 5.	Other Information	36

Item 6.	Exhibits	36

PART I — FINANCIAL INFORMATION

ITEM 1.	FINANCIAL STATEMENTS.

The information furnished in the condensed consolidated balance sheets and related condensed consolidated statements of operations, stockholders’ equity, and cash flows included in this Quarterly Report on Form 10-Q reflects all normal and recurring adjustments that are, in management’s opinion, necessary for a fair and consistent presentation of the aforementioned financial statements. The condensed consolidated financial statements herein should be read in conjunction with the notes to the condensed consolidated financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations included herein and with the Annual Report on Form 10-K of Paladin Realty Income Properties, Inc. for the year ended December 31, 2010. Results of operations reported in this Quarterly Report on Form 10-Q for the three months ended March 31, 2011 are not necessarily indicative of the operating results expected for the full year.

PALADIN REALTY INCOME PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited) March 31, 2011	December 31, 2010
ASSETS
Real Estate:
Building and improvements	$123,750,133	$121,848,695
Land	34,770,148	33,010,100
Furniture, fixtures and equipment	5,420,992	5,319,274
In-place leases	1,924,243	1,809,508
Tenant Improvements	1,032,721	1,029,147

	166,898,237	163,016,724
Less: Accumulated depreciation and amortization	(15,186,119)	(14,006,760)

Total real estate, net	151,712,118	149,009,964
Investment in real estate joint venture	2,063,412	2,051,061
Cash and cash equivalents	3,919,730	3,122,107
Restricted cash	2,607,560	1,514,717
Prepaid insurance and other assets, net	3,517,235	2,020,026
Due from affiliates	18,795	—

TOTAL ASSETS	$163,838,850	$157,717,875

LIABILITIES AND EQUITY

Mortgages payable	$124,789,636	$121,134,455
Due to affiliates	—	474,258
Unaccepted subscriptions for common shares	724,414	121,923
Accrued expenses and other liabilities	2,906,044	2,805,194
Distributions payable	538,389	503,593

Total liabilities	128,958,483	125,039,423

Equity:
Company’s Equity:
Preferred shares, $0.01 par value, 100,000,000 shares authorized; none issued or outstanding	—	—
Common shares, $0.01 par value, 750,000,000 shares authorized; 5,450,991 shares and 5,069,487 shares issued and outstanding, respectively	54,509	50,694
Additional paid-in-capital	47,736,423	44,405,174
Accumulated deficit and distributions	(22,042,069)	(20,548,299)

Total Stockholders’ Equity	25,748,863	23,907,569

Noncontrolling interests	9,131,504	8,770,883

Total Equity	34,880,367	32,678,452

TOTAL LIABILITIES AND EQUITY	$163,838,850	$157,717,875

See notes to condensed consolidated financial statements.

PALADIN REALTY INCOME PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Revenues
Rental Income	$4,764,302	$4,484,800
Other Income	446,012	431,197
Interest Income	3,877	2,513

Total Revenues	5,214,191	4,918,510

Expenses
Property operating	2,002,597	1,912,405
Real property taxes	418,817	418,766
General and administrative	332,837	283,189
Interest expense, including amortization of deferred loan costs	1,903,064	1,858,091
Depreciation and amortization	1,208,977	1,308,294
Acquisition costs	347,653	—

Total Expenses	6,213,945	5,780,745

Loss before equity in earnings and noncontrolling interests	(999,754)	(862,235)
Equity in earnings from real estate joint venture	28,151	19,738

Net Loss	(971,603)	(842,497)
Noncontrolling interests	265,748	295,313

Net Loss Attributable to Company	$(705,855)	$(547,184)

Net Loss per common share
Basic	$(0.14)	$(0.12)

Diluted	$(0.14)	$(0.12)

Weighted average number of common shares outstanding
Basic	5,211,687	4,579,941

Diluted	5,211,687	4,579,941

See notes to condensed consolidated financial statements.

PALADIN REALTY INCOME PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF EQUITY

For the three months ended March 31, 2011

(Unaudited)

	Common Shares		Additional Paid-in Capital	Accumulated Deficit and Dividends	Noncontrolling Interests	Total Equity
	Common shares	Amount
BALANCE, December 31, 2010	5,069,487	$50,694	$44,405,174	$(20,548,299)	$8,770,883	$32,678,452
Issuance of common shares	382,344	3,823	3,815,585	—	—	3,819,408
Shares Redeemed	(39,896)	(399)	(369,684)	—	—	(370,083)
Selling commissions and dealer manager fees	—	—	(378,744)	—	—	(378,744)
Offering costs	—	—	(126,306)	—	—	(126,306)
Contributions	—	—	—	—	850,000	850,000
Distributions	—	—	—	—	(223,631)	(223,631)
Distributions declared ($0.60)	—	—	—	(787,915)	—	(787,915)
Share-based compensation expense	—	—	19,726	—	—	19,726
Shares issued pursuant to Distribution Reinvestment Plan	39,056	391	370,672	—	—	371,063
Net Loss	—	—	—	(705,855)	(265,748)	(971,603)

BALANCE, March 31, 2011	5,450,991	$54,509	$47,736,423	$(22,042,069)	$9,131,504	$34,880,367

See notes to condensed consolidated financial statements.

PALADIN REALTY INCOME PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three months ended March 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(971,603)	$(842,497)
Adjustments to reconcile net loss to net cash provided by operating activities
Equity in earnings from real estate joint venture	(28,151)	(19,738)
Distributions from real estate joint venture	15,800	19,738
Depreciation and amortization expense	1,208,977	1,308,294
Amortization of deferred loan costs	84,854	61,250
Amortization of deferred compensation	19,726	—
Changes in operating assets and liabilities:
Increase in restricted cash	(510,780)	(116,385)
(Increase) decrease in prepaid insurance and other assets	(78,093)	80,895
(Decrease) increase in due to affiliates	(528,500)	5,752
Increase in accrued expenses and other liabilities	100,850	335,282

Net cash (used in) provided by operating activities	(686,920)	832,591

CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for real estate and improvements	(5,364,530)	(488,505)
Decrease in restricted cash	20,428	212,692
Distributions from real estate joint venture in excess of equity in earnings	—	17,262

Net cash used in investing activities	(5,344,102)	(258,551)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings from mortgages payable	3,675,810	255,055
Payments on mortgages payable	(20,629)	(19,560)
Deferred loan costs	(50,571)	—
(Increase) decrease in restricted cash	(602,491)	171,090
Proceeds from issuance of common shares	3,819,408	1,697,607
Shares Redeemed	(370,083)	(355,618)
Increase (decrease) in unaccepted subscriptions for common stock	602,491	(171,090)
Selling commissions and dealer manager fees	(378,744)	(156,848)
Offering costs	(126,306)	(61,597)
(Decrease) increase in due from affiliates	35,447	4,814
Distributions paid	(382,056)	(313,575)
Contributions from noncontrolling interests	850,000	1,143
Distributions to noncontrolling interests	(223,631)	(75,602)

Net cash provided by financing activities	6,828,645	975,819

Net increase in cash and cash equivalents	797,623	1,549,859
Cash and cash equivalents – beginning of period	3,122,107	2,081,230

Cash and cash equivalents – end of period	$3,919,730	$3,631,089

Supplemental disclosure of non-cash investing and financing activities
Distributions payable	$538,389	$465,894
Common stockholder distributions reinvested in accordance with Distribution Reinvestment Plan	$371,063	$355,618
Expenditures for real estate and improvements accrued but unpaid	$—	$32,887
Supplemental disclosure of cash flow information
Cash paid during the period for interest	$1,819,430	$1,768,760

See notes to condensed consolidated financial statements.

Paladin Realty Income Properties, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

March 31, 2011 and 2010 (unaudited)

1. Organization

Paladin Realty Income Properties, Inc., a Maryland corporation (“Paladin REIT”), was formed on October 31, 2003 to invest in a diversified portfolio of high quality investments, including real property investments and real estate related investments, focusing primarily on investments that produce current income. As of March 31, 2011, we owned interests in 12 joint ventures that own 13 income-producing properties.

	Location	Year Built	Number of Units/Rentable Square Feet
Multifamily Communities

Champion Farms Apartments	Louisville, Kentucky	2000	264 Units

Fieldstone Apartments	Woodlawn, Ohio	2001	266 Units

Pinehurst Apartment Homes	Kansas City, Missouri	1986 and 1988; renovated in 2006	146 Units

Pheasant Run Apartments	Lee’s Summit, Missouri	1985; renovated in 2003 and 2004	160 Units

The Retreat Apartments	Shawnee, Kansas	1984; renovated in 2004 and 2005	342 Units

Hilltop Apartments	Kansas City, Missouri	1986	124 Units

Conifer Crossing	Norcross, Georgia	1981	420 Units

Lofton Place Apartments	Tampa, Florida	1988	280 Units

Beechwood Gardens Apartments	Philadelphia, Pennsylvania	1967; renovated in 2003 and 2004	160 Units

Stone Ridge Apartments	Columbia, South Carolina	1975	191 Units

Industrial

801 Fiber Optic Drive	North Little Rock, Arkansas	2001	56,336 Sq. Ft.

Office

Two and Five Governor Park (two properties)	San Diego, California	1985 and 1989	22,470 Sq. Ft. and 53,048 Sq. Ft.

Paladin REIT’s investment policy includes a variety of real estate product types, including apartments, office buildings, industrial buildings, shopping centers and hotels. Paladin REIT may also make real estate related investments, which include loans on real property such as first mortgage loans and mezzanine loans. Paladin REIT elected to be taxed as a REIT for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2006. Subject to certain restrictions and limitations, the business of Paladin REIT is managed by

Paladin Realty Advisors, LLC (“Paladin Advisors”), an affiliate of Paladin REIT, pursuant to an amended and restated advisory agreement, dated July 28, 2010 (the “Advisory Agreement”). Paladin Advisors supervises and manages the day-to-day operations of Paladin REIT and selects the real property investments and real estate related investments it makes, subject to oversight by the board of directors of Paladin REIT. Paladin Advisors also provides marketing, sales, and client services on behalf of Paladin REIT.

On February 23, 2005, Paladin REIT’s initial public offering (the “Initial Offering”) was declared effective and Paladin REIT commenced its offering efforts. The Initial Offering terminated on July 28, 2008, in connection with the commencement of Paladin REIT’s follow-on offering (the “Follow-On Offering” and collectively with the Initial Offering, the “Offerings”) on July 28, 2008. As of March 31, 2011, Paladin REIT had received proceeds of $59,603,877 for 5,998,107 shares in the Offerings.

Paladin REIT owns its assets and conducts its operations through Paladin Realty Income Properties, L.P., its operating partnership (“Paladin OP”). As of March 31, 2011 and December 31, 2010, Paladin Advisors held a 0.3% and 0.4% limited partnership interest, respectively, and Paladin REIT held a 99.7% and 99.6% general partnership interest in Paladin OP, respectively.

2. Summary of Significant Accounting Policies

Principles of Reporting

The condensed consolidated financial statements include the accounts of Paladin REIT and its wholly owned and controlled entities (collectively, the “Company”). The Company consolidates any variable interest entities (“VIEs”) of which it has control (a) through voting rights or similar rights or (b) by means other than voting rights if the Company is the primary beneficiary, as defined below. When the Company does not have a controlling interest in an entity, but exerts significant influence over the entity, the Company applies the equity method of accounting. All intercompany balances and transactions have been eliminated in consolidation.

The Company implemented new guidance effective January 1, 2010 regarding VIEs. In accordance with the guidance, the Company re-evaluated all of its equity and loan investments to determine if they are VIEs. For each of these investments, the Company has evaluated (1) the sufficiency of the entity’s equity investments at risk to permit the entity to finance its activities without additional subordinated financial support; (2) whether as a group the holders of the equity investments at risk have (a) the power through voting rights or similar rights to direct the entity’s activities that most significantly impact the entity’s economic performance, (b) the obligation to absorb the expected losses of the entity (without having their obligations protected directly or indirectly) and (c) the right to receive the expected residual return of the entity (not subject to a cap on the return); (3) whether the voting rights of the holders of the equity investments at risk are not proportional to their obligations to absorb the expected losses of the entity, their rights to receive the expected returns of the entity, or both, and (4) whether substantially all of the entity’s activities involve or are conducted on behalf of an investor that has disproportionately few voting rights.

If an investment was determined to be a VIE, the Company then performed an analysis to determine if the Company is the primary beneficiary of the VIE. U.S. generally accepted accounting principles (“GAAP”) require a VIE to be consolidated by its primary beneficiary. The primary beneficiary is the party that has a controlling financial interest in an entity. In order for a party to have a controlling financial interest in an entity it must have (1) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance, and (2) the obligation to absorb losses of an entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE.

The accompanying condensed consolidated financial statements are prepared in accordance with GAAP. Revenues are recognized as earned, and expenses are recognized as incurred.

Risks and Uncertainties

The Company is operating in a challenging and uncertain economic environment. Financial and real estate companies continue to be affected by the lack of liquidity in financial markets, declines in real estate values and the reduction in the willingness of financial institutions to make new loans and refinance or extend existing loans on similar terms and conditions.

Noncontrolling Interests

Background

Noncontrolling interests are presented and disclosed as a separate component of equity (not as a liability or other item outside of permanent equity). Consolidated net income includes the noncontrolling interest’s share of income. The calculation of earnings per share continues to be based on income amounts attributable to the Company. All changes in the Company’s ownership interest in a subsidiary are accounted for as equity transactions if the Company retains its controlling financial interest in the subsidiary.

Presentation

As of March 31, 2011 and December 31, 2010, the Company’s noncontrolling interests represent noncontrolling ownership interests in joint ventures controlled by the Company through ownership or contractual arrangements. These noncontrolling interests reported in equity are not subject to any mandatory redemption requirements or other redemption features outside of the Company’s control that would result in presentation outside of permanent equity.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Management makes significant estimates regarding impairments. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment. The current economic environment has increased the degree of uncertainty inherent in these estimates and assumptions. Management adjusts such estimates when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ from those estimates and assumptions.

Real Estate and Depreciation

Land is carried at cost. Building and improvements, furniture, fixtures, and equipment, in-place leases, and tenant improvements are stated at cost, less accumulated depreciation and amortization. The Company allocates the purchase price of newly acquired properties between net tangible and identifiable intangible assets. The primary intangible asset associated with an apartment or office building property acquisition is the value of the existing lease agreements. When allocating the purchase price to an acquired property, the Company allocates the purchase price to the estimated value of the land, building, and fixtures assuming the property is vacant and to the estimated intangible value of the existing lease agreements. In some circumstances, the Company engages real estate appraisal firms to provide market information and evaluations that are relevant to its purchase price allocations; however, the Company is ultimately responsible for the purchase price allocation. The Company estimates the intangible value of the lease agreements by determining the lost revenue associated with a hypothetical lease-up. The Company depreciates the buildings and fixtures based on the expected useful life of the asset, which ranges from 27 to 45 years for the buildings and improvements and from 5 to 7 years for furniture, fixtures and equipment, using the straight line basis. The intangible value of the lease agreements is amortized over the average remaining life of the existing leases, which ranges from 3 to 24 months, using the straight line basis. This amortization is included in depreciation and amortization expense on the accompanying condensed consolidated statements of operations. Improvements and betterments are capitalized when they extend the useful life of the asset. Expenditures for repairs and maintenance are expensed as incurred.

The Company reviews long-lived assets and related identifiable intangibles for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be recoverable. When such events or changes in circumstances occur, recoverability of the asset to be held and used is measured by a comparison of the carrying amount of the asset to future cash flows, undiscounted and without interest, expected to be generated by the asset. In order to review the Company’s investment properties for recoverability, the Company considers current market conditions, as well as its intent with respect to holding or disposing of the asset. Fair value is determined through various valuation techniques; including discounted cash flow models, quoted market values and third party appraisals, where considered necessary. If the Company’s analysis indicates that the carrying value of the investment property is not recoverable on an undiscounted cash flow basis, the Company recognizes an impairment charge for the amount by which the carrying value exceeds the current estimated fair value of the real estate property. If the sum of the expected future cash flows (undiscounted and without interest) is less than the Company’s carrying amount for the asset, an impairment loss is recognized based upon the asset’s fair value. There were no impairment charges taken for the three months ended March 31, 2011 and 2010.

Acquisition of Real Estate

The fair value of real estate acquired, which includes the impact of fair value adjustments for assumed mortgage debt related to property acquisitions, is allocated to the acquired tangible assets, consisting of land, building and improvements and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases and other value of in-place leases based in each case on their fair values. Acquisition costs are expensed as incurred and are included in property operating expense in the accompanying condensed consolidated statement of operations. Noncontrolling interests acquired are also recorded at estimated fair market value.

The fair value of the tangible assets of an acquired property (which includes land, building and improvements and furniture, fixtures and equipment) is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land and building and improvements based on management’s determination of relative fair values of these assets. In allocating the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market lease values are recorded based on the difference between the current in-place lease rent and management’s estimate of current market rents. Below-market lease intangibles are recorded as part of deferred revenue and amortized into rental revenue over the non-cancelable periods and bargain renewal periods of the respective leases. Above-market leases are recorded as part of intangible assets and amortized as a direct charge against rental revenue over the non-cancelable portion of the respective leases.

Deferred Loan Costs

Loan costs are capitalized and amortized using the effective interest method over the life of the related loan. The amortization is recorded as a component of interest expense.

Revenue Recognition

The Company primarily leases residential apartments to tenants under non-cancellable operating leases with terms ranging from 3 to 24 months. The Company also leases commercial space to tenants with lease terms extending to 2017. Rental income related to leases is recognized in the period earned over the lease term.

Other income consists of various tenant-related charges and is recognized as revenue in the period in which the applicable charge is incurred.

Accounts Receivable

Accounts receivable is included in prepaid insurance and other assets, net in the condensed consolidated balance sheets. Bad debts are recorded under the specific identification method, whereby, uncollectible receivables are directly written off when identified.

Cash Equivalents

Cash equivalents represent highly liquid investments with maturities at the date of purchase of three months or less.

Restricted Cash

Restricted cash included $724,414 and $121,923 as of March 31, 2011 and December 31, 2010 respectively, for subscription proceeds held in escrow until investors are admitted as stockholders. Upon acceptance of stockholders, shares of stock are issued, and Paladin REIT receives the subscription proceeds. At March 31, 2011 and December 31, 2010, restricted cash also included $1,883,146 and $1,392,794, respectively, held in restricted accounts for building and tenant improvements, repairs, property taxes and insurance as required by lenders.

Derivative Financial Instruments

From time to time we enter into derivative contracts to mitigate the interest rate risk associated with the financing of certain of our real estate investments. Derivatives are measured at fair value and are recognized as either assets or liabilities in our accompanying condensed consolidated balance sheets. Since our derivative instruments are not designated as hedge instruments, they do not qualify for hedge accounting, and accordingly, changes in fair value are included as a component of other income in our accompanying condensed consolidated statements of operations.

Income Taxes

The Company elected to be taxed as a REIT for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2006, under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. The Company believes it operates in such a manner as to qualify for treatment as a REIT for federal income tax purposes. Accordingly, the Company generally will not be subject to federal income tax, provided that distributions to its stockholders equal at least the amount of its taxable income. A REIT is subject to a number of organizational and operational requirements, including a requirement that it currently distributes at least 90% of its taxable income to stockholders, subject to certain adjustments. If the Company fails to qualify as a REIT in any taxable year without the benefit of certain relief provisions, it will be subject to federal and state income taxes on its taxable income at regular corporate income tax rates. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state or local taxes on its income, property or net worth and federal income and excise taxes on its undistributed income. No provision has been made for federal income taxes for the three months ended March 31, 2011 and 2010 in the accompanying condensed consolidated financial statements.

The Company uses a more-likely-than-not threshold for recognition and decrecognition of tax positions taken or to be taken in a tax return. The Company has assessed its tax positions for all open tax years since January 1, 2008 and concluded that there were no material uncertainties to be recognized. The Company’s accounting policy with respect to interest and penalties related to tax uncertainties is to classify these amounts as provision for income taxes. The Company has not recognized any interest and penalties related to tax uncertainties for the three months ended March 31, 2011 and 2010.

Organization and Offering Costs

Organization costs are expensed as incurred and offering costs are charged to stockholders’ equity. These costs are subject to a 3.0% limitation of the gross proceeds from the Offerings pursuant to the Company’s Advisory Agreement with Paladin Advisors, as described in Note 5.

Expense Reimbursement

Pursuant to the Advisory Agreement, Paladin Advisors is entitled to reimbursement of actual expenses incurred for administrative and other services provided to the Company by Paladin Advisors and its affiliates, including reimbursement of personnel costs and overhead for which they do not otherwise receive a fee. Additionally, Paladin Advisors must pay the Company quarterly for any amounts of operating expenses paid by the Company that in the 12 months then ended (the “Expense Period”) exceed the greater of (1) 2% of our average invested assets or (2) 25% of our net income of the Company (the “2%/25% Rule”), unless a majority of independent directors approves reimbursement of any excess. The Company will not reimburse Paladin Advisors for operating expenses incurred on the Company’s behalf that in any fiscal year exceed the 2%/25% Rule, unless a majority of the independent directors approve reimbursement of any excess. The amounts of any approved excess becomes payable by the Company at such time when the excess amounts and amounts of future operating expenses are within the 2%/25% Rule. General and administrative expenses in excess of the 2%/25% that are approved for payment are reflected as expense in the accompanying condensed consolidated statements of operations when they become payable under the 2%/25% Rule.

The average invested assets of the Company for any period are equal to the average book value of the Company’s assets invested in equity interests in, and loans secured by, real estate before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during the period. For the year ended December 31, 2010, the average book value of the Company’s assets before reserves for depreciation or bad debts or other similar non-cash reserves is approximately $170,400,000. The net income of the Company for any period is equal to the Company’s total revenue less total expenses other than additions to reserves for depreciation, bad debts or other similar non-cash reserves for such period. Operating expenses include all expenses incurred by the Company under GAAP (including the asset management fee), but excluding organization and offering expenses, interest payments, taxes, non-cash expenditures such as depreciation, amortization and bad debt reserves, the subordinated disposition fee, acquisition fees and expenses and distributions pursuant to Paladin Advisors’ subordinated participation interest in Paladin OP.

Paladin Advisors must refund the Company for previously reimbursed expenses in excess of the 2%/25% Rule to the Company within 60 days after the end of each fiscal quarter unless the independent directors determine that the excess expenses were justified based on unusual and nonrecurring factors which they deem sufficient. Within 60 days after the end of any Expense Period for which the independent directors approve total operating expenses in excess of the 2%/25% Rule, Paladin REIT will send its stockholders a written disclosure, together with an explanation of the factors the independent directors considered in arriving at the conclusion that the excess expenses were justified. However, at Paladin Advisors’ option, Paladin Advisors or its affiliate, as applicable, may defer the reimbursement of expenses and elect to receive such payments, without interest, in any subsequent fiscal year that Paladin Advisors designates, as described in Note 5.

Per Share Data

The Company presents both basic and diluted loss per share (“EPS”). Basic EPS excludes potentially dilutive securities and is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Dilutive EPS reflects the potential dilution that could occur if securities or other contracts to issue common shares were exercised, where such exercise would result in a lower EPS amount. Excluded from the dilutive EPS calculation is the directors’ unvested shares of restricted stock totaling 6,000 for the three months ended March 31, 2011, because their effect would be anti-dilutive. There were no unvested shares of restricted stock as of March 31, 2010.

Unaccepted Subscriptions for Common Stock

Unaccepted subscriptions for shares of our common stock include proceeds related to subscriptions that were held in escrow but had not been accepted by the Company as of March 31, 2011 and December 31, 2010.

Fair Value of Financial Instruments

The fair values of the Company’s cash and cash equivalents, restricted cash, investments in real estate joint ventures, other assets, distributions payable and other liabilities approximate the carrying values due to the short-term nature of these financial instruments. As of March 31, 2011, the mortgage loans payable had an estimated fair value of approximately $131.4 million compared to the carrying value of $124.8 million. As of December 31, 2010, the mortgage loans payable had an estimated fair value of approximately $127.8 million compared to the carrying value of $121.1 million. To determine fair value, the fixed rate debt is discounted at a rate based on an estimate of current lending rates as of March 31, 2011 and December 31, 2010.

Share-based Compensation

Under the terms of the Independent Director Incentive Stock Plan, on June 18, 2010, the Company granted 4,000 shares of restricted common stock at fair value of $10 per share to each of our independent directors upon their reelection to the board of directors pursuant to the 2005 Independent Director Incentive Stock Plan. Two thousand of the shares granted to each independent director then serving vested immediately, and 2,000 of the shares will vest on the first anniversary of the date of grant, provided the independent director continues to provide services to us on such vesting date. There are 60,000 shares in total authorized under the Independent Director Incentive Stock Plan, which expires on February 28, 2015. In total, 28,000 shares have been granted to the independent directors.

The Company records compensation expense for the restricted common stock. Compensation expense for common stock unvested at March 21, 2006 was based on the grant date fair value of the common stock and was recognized using the straight-line attribution method, assuming no forfeitures. For the three months ended March 31, 2011 and March 31, 2010, the Company recorded $19,726 and $0, respectively, of related compensation expense which amounts are included in general and administrative expenses in the accompanying condensed consolidated statements of operations. There were no unamortized compensation costs on non-vested shares at March 31, 2011 and December 31, 2010.

As of March 31, 2011 6,000 shares of restricted stock were unvested. Effective January 3, 2011, Mr. Harvey Lenkin resigned from the Company’s board of directors and forfeited 2,000 shares of restricted stock.

Recent Accounting Pronouncements

In January 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-01, Equity (Topic 505): Accounting for Distributions to Shareholders with Components of Stock and Cash (“ASU No. 2010-01”). This ASU clarifies that when the stock portion of a distribution allows stockholders to elect to receive cash or stock with a potential limitation on the total amount of cash that all stockholders can elect to receive in the aggregate, the distribution would be considered a share issuance as opposed to a stock dividend and the share issuance would be reflected in earnings per share prospectively. ASU No. 2010-01 is effective for interim and annual periods ending on or after December 15, 2009 and should be applied on a retrospective basis. The adoption of ASU No. 2010-01 has no impact on the Company’s condensed consolidated financial statements.

3. Investments

Investments in Real Estate

As of March 31, 2011, Paladin REIT held the following investments in real estate:

	Paladin OP Ownership %	Property	Year Built	Number of Units/Rentable Square Feet
Multifamily Communities

Springhurst Housing Partners, LLC	70.0%	Champion Farms Apartments	2000	264 Units

Glenwood Housing Partners I, LLC	83.0%	Fieldstone Apartments	2001	266 Units

KC Pinehurst Associates, LLC	97.5%	Pinehurst Apartment Homes	1986 and 1988; renovated in 2006	146 Units

KC Pheasant Associates, LLC	97.5%	Pheasant Run Apartments	1985; renovated in 2003 and 2004	160 Units

KC Retreat Associates, LLC	97.5%	The Retreat Apartments	1984; renovated in 2004 and 2005	342 Units

Park Hill Partners I, LLC	49.0%	Hilltop Apartments	1986	124 Units

FPA/PRIP Conifer, LLC	42.5%	Conifer Crossing	1981	420 Units

Evergreen at Lofton Place, LLC	60.0%	Lofton Place Apartments	1988	280 Units

Morgan Beechwood, LLC	82.3%	Beechwood Garden Apartments	1967; renovated in 2003 and 2004	160 Units

DT Stone Ridge, LLC	50.0%	Stone Ridge Apartments	1975	191 Units

Office

FPA/PRIP Governor Park, LLC	47.7%	Two and Five Governor Park	1985 and 1989	22,470 Sq. Ft. and 53,048 Sq. Ft.

Fieldstone Apartments

On February 20, 2011, a fire ignited at Fieldstone Apartments causing significant damage to 22 units, or approximately 8% of available rentable space, and accordingly, the Company wrote-off approximately $1,470,000 of building and improvements and recognized a corresponding insurance receivable of $1,470,000, which is included in other assets in the accompanying condensed consolidated balance sheet. The casualty loss of $1,470,000 and corresponding insurance recovery are recorded net in other income in the accompanying condensed consolidated statements of operations. The Company’s loss related to the fire is expected to be limited to the $10,000 deductible under its property insurance policy.

Stone Ridge Apartments

On March 30, 2011, PRIP Stone Ridge, LLC, or PRIP Stone Ridge, a subsidiary of Paladin REIT, along with The DT Group, entered into a joint venture, DT Stone Ridge, LLC, or DT Stone Ridge, to recapitalize Stone Ridge Apartments, located in Columbia, South Carolina. DT Stone Ridge is the successor and owner of Stone Ridge Apartments through the conversion of DT Columbia SC, L.P., a former subsidiary of The DT Group and previous owner of Stone Ridge Apartments, to DT Stone Ridge. Through PRIP Stone Ridge, Paladin REIT holds a 50.0% membership interest in DT Stone Ridge, and The DT Group, through its subsidiary, DT Columbia SC Management, LLC or the DT member, owns the remaining 50.0% membership interest in DT Stone Ridge. Paladin REIT anticipates that the recapitalization of Stone Ridge Apartments will relieve the debt service burden and provide needed capital for capital improvements, which will enhance management’s ability to increase cash flow and returns.

The recapitalization of Stone Ridge consists of $2,700,000 of equity and $3,500,000 of new debt. Paladin REIT initiated the recapitalization of Stone Ridge Apartments on March 30, 2011 by investing $1,350,000 to acquire its 50.0% membership interest in DT Stone Ridge and providing, through PRIP Stone Ridge, $250,000 to the DT member under a potential $500,000 short-term loan. As of March 30, 2011, the DT member had invested $850,000 in cash and borrowed $250,000 from PRIP Stone Ridge to acquire the remaining 50.0% membership interest. The DT member must contribute $500,000 by May 31, 2011 to (i) repay the loan to PRIP Stone Ridge and (ii) fulfill its commitment to fund a total of $1,350,000 to DT Stone Ridge. If the DT member fails to meet its funding commitment, the membership interests in DT Stone Ridge will be adjusted to reflect the actual amounts funded by each member. If the DT member does not make any additional capital contributions, PRIP Stone Ridge could own up to 68.5% based on $1,850,000 of capital contribution. To complete the recapitalization, Paladin Advisors assisted DT Stone Ridge in obtaining a 12-month non-recourse bridge loan, or bridge loan, from C-III Commercial Mortgage LLC, in the amount of $3,500,000 as evidenced by a commercial note dated March 30, 2011.

The bridge loan bears interest at a variable rate of 550 basis points over 30-day LIBOR; however, DT Stone Ridge purchased an interest rate cap that effectively fixed the interest rate at 6.5%. The bridge loan pays interest only and is generally prepayable at any time prior to its maturity, provided that any such prepayment occurs on the ninth day of the calendar month. The loan is prepayable without an exit fee for the first six months. If the loan is repaid in the next three months, DT Stone Ridge will be required to pay an exit fee equal to 0.5% of the loan amount. If the loan is repaid anytime thereafter, the exit fee will be 1.0% of the loan amount. The bridge loan is secured by the property. Paladin REIT has agreed to guarantee certain exceptions provided in the terms of the non-recourse bridge loan, but only upon the occurrence of certain limited events. All of the $3,500,000 in loan proceeds were funded at closing. DT Stone Ridge intends to refinance the bridge loan within 12 months and expects to obtain a permanent, fixed-rate loan from Fannie Mae of Freddie Mac.

Paladin REIT’s investment in DT Stone Ridge was funded with proceeds from the Follow-On Offering. In connection with its investment, Paladin REIT paid an acquisition fee to Paladin Advisors of $46,500 pursuant to the terms of the advisory agreement. Paladin REIT will also pay Paladin Advisors an annual asset management fee of $9,300 pursuant to the terms of the advisory agreement, which is less than the maximum fee allowed. In the event that Paladin REIT’s capital contribution increases as described above, Paladin REIT will pay an additional acquisition fee to Paladin Advisors of up to $17,222 and an additional annual asset management fee of up to $3,444.

The operating agreement provides for distributions of sale or refinancing proceeds, if any, as follows. First, residual proceeds will be distributed to Paladin REIT as a return of equity. Second, after Paladin REIT’s invested capital has been returned, proceeds will be distributed to Paladin REIT until it achieves a 15% internal rate of return, or IRR. Third, proceeds will be distributed to Paladin REIT to satisfy the yield maintenance amount, which is a fixed dollar sum equal to the total amount Paladin REIT would have received if its investment remained outstanding for five years. The initial yield maintenance amount would be equal to $1,012,500 and will be reduced by actual distributions of operating cash flow to Paladin REIT. Finally, after the yield maintenance amount is reduced to zero, 100% of all remaining proceeds will be distributed to the DT member. Until the member-loan is repaid, all distributions to the DT Member shall be distributed to PRIP Stone Ridge with the funds used to first repay the interest and then to reduce the principal on the loan. At any time after Paladin REIT has received the sum of the amounts due to it under the terms of the operating agreement as described above, either PRIP Stone Ridge or the DT Member may exercise a put-call mechanism which will enable and require DT Stone Ridge to purchase the interest of PRIP Stone Ridge for $1,000.

The Company consolidates DT Stone Ridge, LLC, Evergreen at Lofton, LLC, Morgan Beechwood, LLC, FPA/PRIP Governor Park, LLC, FPA/PRIP Conifer, LLC, Park Hill Partners I, LLC, KC Retreat Associates, LLC, KC Pinehurst Associates, LLC, KC Pheasant Associates, LC, Springhurst Housing Partners, LLC and Glenwood Housing Partners I, LLC.

Investment in Unconsolidated Joint Venture

As of March 31, 2011, Paladin OP had a 79% economic interest in PRIP 801, LLC, a joint venture between Paladin OP and 801 FO, LLC, which owns 801 Fiber Optic Drive. 801 Fiber Optic Drive consists of approximately 10.95 acres of real property and a 56,336 square foot building that was completed in 2001, which is 100% leased to FedEx Ground Package System, Inc. (“FedEx Ground”), pursuant to a ten-year net lease that commenced on August 1, 2001 and was originally scheduled to expire on July 31, 2011. FedEx Ground is a subsidiary of FedEx Corporation, a provider of transportation, e-commerce and supply management services. In accordance with the original lease, FedEx Ground also has the option to extend the lease for two additional five-year periods. The first option is through July 31, 2016 at $405,792 per annum. The second option is through July 31, 2021 at $446,376 per annum. On January 28, 2010, PRIP 801, LLC and FedEx Ground amended the lease so that it now expires on July 31, 2016, and effective August 1, 2011 rent will be $371,976 per annum. The current rent is $338,160 per annum.

Paladin OP accounts for its investment in PRIP 801, LLC under the equity method of accounting since control is shared with the joint venture partner.

Condensed financial information of PRIP 801, LLC, is summarized as follows:

Condensed Balance Sheets

(unaudited)

	March 31, 2011	December 31, 2010
ASSETS

Investment in real estate, net	$3,678,768	$3,692,244
Other Assets, net	91,272	119,479

Total Assets	$3,770,040	$3,811,723

LIABILITIES AND MEMBERS’ EQUITY

Mortgage loan payable	$1,299,118	$1,357,287
Other Liabilities	28,180	28,180
Members’ Equity	2,442,742	2,426,256

Total Liabilities and Members’ Equity	$3,770,040	$3,811,723

Company’s share of Members’ Equity*	$1,951,539	$1,938,516

Condensed Statements of Operations

For the three months ended March 31, 2011 and 2010

(unaudited)

	March 31, 2011	March 31, 2010
Revenues and interest income	$84,722	$84,726
Expenses	(48,237)	(57,145)

Net income	$36,485	$27,581

Company’s share of net income*	$28,823	$20,410

*	The difference in the Company’s percentage of members’ equity and the Company’s percentage of net income reflected above compared to the Company’s balance sheets and statements of operations is attributable to the amortization expense of acquisition costs incurred by the Company.

On February 28, 2011 PRIP 801, LLC refinanced the mortgage loan in the amount of $1,300,000. The new loan bears interest at a fixed rate of 6.75% and matures on February 1, 2014. The loan is generally prepayable subject to a prepayment premium of 1.5% based on the remaining amount of the loan, unless the property is sold to a third party. The loan is secured by a mortgage on the property pursuant to a Loan and Security Agreement, effective as of February 28, 2011. In addition, the loan is guaranteed by the Company.

On April 28, 2011, PRIP 801, LLC sold 801 Fiber Optic Drive for $4,175,000 to an unrelated third party. Paladin REIT recognized gain on the disposition of approximately $200,000. See Note 6, “Subsequent Events.”

4. Mortgages Payable

Mortgages Payable

Mortgage loans payable consist of the following:

	March 31, 2011	December 31, 2010
Mortgage loan payable—interest only at a fixed rate of 6.14% payable monthly until the loan matures on July 1, 2016, secured by Champion Farms Apartments property (1)	$16,350,000	$16,350,000

Mortgage loan payable—interest only at 6.05% payable monthly until July 1, 2011, after which principal and interest are due until the loan matures on July 1, 2014, secured by the Fieldstone Apartments property (1)	16,500,000	16,500,000

Mortgage loan payable—principal and interest at 5.58% payable monthly until the loan matures January 1, 2016, secured by the Pinehurst Apartment Homes property (2)	4,542,649	4,563,278

Mortgage loan payable—interest only at 5.95% payable monthly until the loan matures on October 1, 2017, secured by the Pheasant Run Apartments property (3)	6,250,000	6,250,000

Mortgage loan payable—interest only at 5.58% payable monthly until February 1, 2013, after which principal and interest are due until the loan matures on February 1, 2018, secured by the Retreat Apartments property (4)	13,600,000	13,600,000

Mortgage loan payable—interest only at 5.81% payable monthly until December 1, 2012, after which principal and interest are due until the loan matures on December 1, 2017, secured by the Hilltop Apartments property (5)	4,250,000	4,250,000

Mortgage loan payable—interest only at 5.96% payable monthly until September 1, 2011, after which principal and interest are due until the loan matures on September 1, 2015, secured by the Conifer Crossing property (6)	28,700,000	28,700,000

Mortgage loan payable—interest only at 7.00% payable monthly until the loan matures on December 19, 2011, secured by the Two and Five Governor Park properties (7)	10,435,987	10,260,177

Mortgage loan payable-interest only at 5.66% payable monthly until November 1, 2011, after which principal and interest are due until the loan matures on October 1, 2019, secured by the Lofton Place Apartments property (8)	12,000,000	12,000,000

Mortgage loan payable—interest only at 5.49% payable monthly until February 1, 2012, after which principal and interest are due until the loan matures on January 1, 2020, secured by the Beechwood Gardens Apartments property (9)	8,661,000	8,661,000

Mortgage loan payable—interest only at 6.5% payable monthly until the loan matures on April 9, 2012, secured by the Stone Ridge Apartments property (10)	3,500,000	—

Total mortgage loans payable	$124,789,636	$121,134,455

(1)	In general, the mortgage loan may be voluntarily or involuntarily prepaid subject to certain prepayment penalties. The loan agreement obligation is secured by a mortgage on the property and an assignment of rents and personal property.

(2)	The loan is prepayable at any time prior to its maturity, subject to a prepayment penalty equal to the greater of (a) one percent of the outstanding balance or (b) an amount calculated pursuant to a formula based on the remaining life of the loan and then-current interest rates. In addition, the loan is guaranteed by James E. Lippert, an affiliate of JTL Holdings, LLC and JTL Asset Management, Inc., pursuant to a guaranty dated September 13, 2007, but only upon the occurrence of certain limited events.
(3)	The loan will automatically be extended until October 1, 2018 with an adjustable interest rate based on the Federal Home Loan Mortgage Corporation Reference Bill Index. The loan is prepayable at any time prior to its maturity, subject to a prepayment penalty equal to the greater of (a) one percent of the outstanding balance or (b) an amount calculated pursuant to a formula based on the remaining life of the loan and then-current interest rates. In the event of default, the entire unpaid principal balance, any accrued interest, any prepayment penalty and all other amounts payable under the promissory note will be due and payable.
(4)	The loan will automatically be extended until February 1, 2019 with an adjustable interest rate based on the Freddie Mac Reference Bill Index. The loan is prepayable at any time prior to its maturity, subject to a prepayment penalty equal to the greater of (a) one percent of the outstanding balance or (b) an amount calculated pursuant to a formula based on the remaining life of the loan and then-current interest rates. The loan is secured by a multifamily mortgage on the property pursuant to a Multifamily Deed of Trust, Assignment of Rents and Security Agreement. In addition, the loan is guaranteed by James E. Lippert, but only upon the occurrence of certain limited events.
(5)	The loan will automatically be extended until December 1, 2018 with an adjustable interest rate based on the Freddie Mac Reference Bill Index. The loan is prepayable at any time prior to its maturity, subject to a prepayment penalty equal to the greater of (a) one percent of the outstanding balance or (b) an amount calculated pursuant to a formula based on the remaining life of the loan and then-current interest rates. The loan is secured by a multifamily mortgage on the property pursuant to a Multifamily Deed of Trust, Assignment of Rents and Security Agreement. In addition, the loan is guaranteed by James E. Lippert, but only upon the occurrence of certain limited events.
(6)	The loan will automatically be extended until September 1, 2016 with an adjustable interest rate based on the Freddie Mac Reference Bill Index. The loan is prepayable at any time prior to its maturity, subject to a prepayment penalty equal to the greater of (a) one percent of the outstanding balance or (b) an amount calculated pursuant to a formula based on the remaining life of the loan and then-current interest rates. The loan is secured by a multifamily mortgage on the property pursuant to a Multifamily Deed of Trust, Assignment of Rents and Security Agreement. In addition, the loan is guaranteed by Gregory A. Fowler, a management committee representative of FPA Conifer Investors, LLC, but only upon the occurrence of certain limited events.
(7)	The loan has two, one-year extensions which may be exercised if, among other things, the properties have (a) a debt service coverage ratio of 1.2 or better, and (b) a loan to value ratio of no more than 70.0% based on an appraisal. Each extension is subject to an extension fee equal to 1.5% of the outstanding principal balance. On December 17, 2010 the loan was extended for one year until December 19, 2011. Although the properties met the debt service coverage requirement, they did not meet the loan to value ratio test. During December 2010, the Company’s joint venture partner contributed $775,000 to FPA/PRIP Governor Park, LLC to pay the extension fee of $162,753, other costs and to pay down the loan by $590,000 in order to satisfy the loan to value requirement. The loan is prepayable at any time prior to its maturity, subject to an exit fee equal to 1.0% of the principal being repaid. The loan is secured by a mortgage on the property pursuant to a Deed of Trust and Absolute Assignment of Rents and Leases and Security Agreement. In addition, the loan is guaranteed by Gregory A. Fowler but only upon the occurrence of certain limited events.
(8)	The loan will mature on October 1, 2019. The loan may be prepaid or defeased during the loan term, subject to certain conditions and limitations. The determination as to prepayment or defeasance is based on actions of the lender with regard to securitizing the loan, which actions are beyond our control. The borrower possesses the right to prepay the loan, in total but not in part, only if the Note is (i) not assigned to a REMIC trust; or (ii) if the Note is assigned to a REMIC trust on or after October 1, 2010. If the loan is prepayable, it shall be subject to a yield maintenance penalty equal to the greater of (a) one percent of the outstanding balance, or (b) an amount calculated pursuant to a formula based on the remaining life of the loan and then-current interest rates. The option to prepay will be replaced with an option to defease if the lender has assigned the Note to a REMIC trust by October 1, 2010; however, if the Note has been securitized, the loan will be subject to a maximum two-year lock-out to defeasance. The loan is secured by a mortgage on the property pursuant to a Multifamily Mortgage, Assignment of Rents and Security Agreement. In addition, the loan is guaranteed by Charles M. Thompson, but only upon the occurrence of certain limited events.

(9)	The loan will mature on January 1, 2020. The loan may be prepaid or defeased during the loan term, subject to certain conditions and limitations. The determination as to prepayment or defeasance is based on actions of the lender with regard to securitizing the loan, which actions are beyond the Company’s control. The borrower possesses the right to prepay the loan, in total but not in part, only if the Note is (i) not assigned to a REMIC trust; or (ii) if the note is assigned to a REMIC trust on or after January 1, 2011. If the loan is prepayable, it shall be subject to a yield maintenance penalty equal to the greater of (a) one percent of the outstanding balance, or (b) an amount calculated pursuant to a formula based on the remaining life of the loan and then-current interest rates. The option to prepay will be replaced with an option to defease if the lender has assigned the note to a REMIC trust by January 1, 2011; however, if the note has been securitized, the loan will be subject to a maximum two-year lock-out to defeasance. The loan is secured by a mortgage on the property pursuant to a Multifamily Mortgage, Assignment of Rents and Security Agreement. In addition, the loan is guaranteed, jointly and severally, by Herbert Morgan, Robert C. Morgan and Robert J. Moser, but only upon the occurrence of certain limited events.
(10)	The loan will mature on April 9, 2012. The loan has an interest rate cap of 6.5% and pays interest-only for its term. The loan may be prepaid during the loan term, subject to certain conditions, fees and limitations. The borrower may prepay the loan, in total but not in part with not more than sixty (60) days or less than thirty (30) days notice to the lender. The loan has a 1% exit fee with discounts available if the loan is refinanced with lender (or an affiliate) during the first nine months of the term. If the loan is refinanced with lender (or an affiliate) within the first six (6) months, the exit fee will be waived; if the loan is refinanced after six (6) months but before nine (9) months, the exit fee will be one-half of one percent (0.5%). The loan is secured by a mortgage on the property pursuant to a Mortgage and Security Agreement, Cash Management Agreement and Assignment of Leases and Rents. In addition, the loan is guaranteed, jointly and severally, by Paladin Realty Income Properties, LP., James Markel, Daniel Markel and Thomas Gallop, but only upon the occurrence of certain limited events.

The loan agreements contain various covenants, which among other things, limit the ability of the borrower to incur indebtedness, engage in certain business activities, enter into material leases on the property and transfer their interest in the property among others. The loan agreements also contain certain customary events of default, including, without limitation, payment defaults, cross-defaults to certain other agreements with respect to the property and bankruptcy-related defaults. In the event of default, the loan may be accelerated and all amounts due under the loan will become immediately due and payable. As of March 31, 2011, the Company is in compliance with its debt covenants.

Paladin REIT’s charter provides that its independent directors must approve any borrowing in excess of 300% of the value of its net assets and the justification for such excess borrowing must be disclosed to its stockholders in its next quarterly report. Net assets for purposes of this calculation are defined to be Paladin REIT’s total assets (other than intangibles), valued at cost prior to deducting depreciation, reserves for bad debts and other non-cash reserves, less total liabilities. The preceding calculation is generally expected to approximate 75% of the aggregate cost of Paladin REIT’s assets before non-cash reserves and depreciation. As of December 31, 2010, Paladin REIT’s borrowings did not exceed 300% of the value of its net assets.

5. Related Party Transactions

Paladin Realty Securities, LLC (“Paladin Securities”), a wholly owned subsidiary of Paladin Advisors, began serving as the dealer manager for the Initial Offering pursuant to a dealer manager agreement dated June 5, 2007, as amended by the amendment to the dealer manager agreement dated February 23, 2008 (the “IPO Dealer Manager Agreement”). Pursuant to the terms of the IPO Dealer Manager Agreement, Paladin REIT paid Paladin Securities selling commissions of 7.0% of the gross offering proceeds from the sale of shares of Paladin REIT’s common stock in its primary offering and 4.0% of the gross offering proceeds from the sale of shares of its common stock pursuant to its dividend reinvestment plan. Paladin REIT also paid Paladin Securities a dealer manager fee of up to 2.5% of gross offering proceeds from the sale of shares of Paladin REIT’s common stock in its primary offering.

In connection with the Follow-On Offering, Paladin REIT entered into a dealer manager agreement dated February 6, 2008 (the “Follow-On Dealer Manager Agreement”) with Paladin Securities. Pursuant to the terms of the Follow-On Dealer Manager Agreement, Paladin REIT pays Paladin Securities selling commissions of 6.0% of the gross offering proceeds from the sale of shares of Paladin REIT’s common stock in its primary offering and Paladin REIT does not pay any commission from the sale of shares of its common stock pursuant to its distribution reinvestment plan. Paladin REIT also pays Paladin Securities a dealer manager fee of up to 3.5% of gross offering proceeds from the sale of shares of Paladin REIT’s common stock in its primary offering. Paladin Securities may pay all or a portion of these selling commissions and dealer manager fees to participating broker-dealers.

For the three months ended March 31, 2011, Paladin REIT incurred $378,744 in selling commissions and dealer manager fees to Paladin Securities.

The Advisory Agreement entitles Paladin Advisors to specified fees upon the provision of certain services with regard to the Offerings as well as reimbursement for organization and offering costs, and certain other costs, incurred by Paladin Advisors on behalf of the Company.

Amounts due (to) from Affiliates

	March 31, 2011	December 31, 2010
General and administrative expenses due to affiliates (1)	$(368,739)	$(897,239)
Organization and offering costs due from affiliates (2)	387,534	422,981

Total due from (to) affiliates	$18,795	$(474,258)

Unrecognized organization and offering costs (3)	$8,211,337	$8,246,784

(1)	Pursuant to the Advisory Agreement, the Company will not reimburse Paladin Advisors for operating expenses that exceed the 2%/25% Rule, except as permitted by the 2%/25% Rule, as described in Note 2. During the three months ended March 31, 2011, the Company incurred $332,837 of general and administrative expenses, including $15,115 paid on our behalf by Paladin Advisors, in accordance with the 2%/25% Rule. Pursuant to the Advisory Agreement, the Company paid $95,220 in asset management fees due to Paladin Advisors for the Company’s 13 properties during the three months ended March 31, 2011. For each of these 13 properties, from the respective dates of acquisition through the period that the Company owns the properties, Paladin Advisors has elected to receive a monthly asset management fee equal to one-twelfth of 0.3% of the Company’s allocable cost of the real property acquired. Paladin Advisors acknowledges that it has waived its right to receive any additional amounts due under the Advisory Agreement for such properties. Due to affiliate in the accompanying condensed consolidated balance sheet includes $368,739 of unreimbursed general and administrative expenses, which are within the 2%/25% Rule. During the three months ended March 31, 2011, in accordance with the Advisory Agreement, the Company reimbursed Paladin Advisors $575,000 of previously accrued general and administrative expenses, paid on January 4, 2011. As of March 31, 2011, there were no unrecognized commitments relating to unreimbursed excess operating expenses pursuant to the 2%/25% Rule
(2)	Organization and offering costs of the Company are paid by Paladin Advisors or its affiliates, including Paladin Realty, on behalf of the Company and directly by the Company. Organization and offering costs consist of actual marketing, legal, accounting, printing and other offering expenses, including amounts to reimburse Paladin Advisors, its affiliates or its dealer manager, for all marketing related costs and expenses, including, but not limited to, expenses relating to registering and marketing the shares and other marketing and organization costs, technology costs and expenses attributable to the Offerings, and payment or reimbursement of bona fide due diligence expenses of the dealer manager and broker-dealers participating in the Offerings. Pursuant to the Advisory Agreement, the Company is obligated to reimburse Paladin Advisors or its affiliates for amounts advanced for organization and offering costs to the extent they do not exceed 3.0% of the gross proceeds of the Offerings. Organization and offering costs due from affiliates of $387,534 represents such costs in excess of the 3% limitation and are due within 60 days after the end of the Follow-On Offering. For the three months ended March 31, 2011, the Company recognized $126,306 of offering costs as a charge to stockholders equity; comprised of $90,859 of costs for common shares issued during the period and $35,447 of costs associated with previous periods, due to the application of the 3% limitation.
(3)	Not reflected in the condensed consolidated financial statements at March 31, 2011 and December 31, 2010 as these amounts have exceeded the 3.0% limitation as described above in Note 2 and only become payable to Paladin Advisors or its affiliates in future periods as we receive additional proceeds from our offerings which do not exceed such 3% limitation.

6. Subsequent Events

On April 28, 2011, PRIP 801, LLC sold 801 Fiber Optic Drive for $4,175,000 to an un-related third party. The sales price exceeded the minimum selling price approved by Paladin REIT’s board of directors on February 18, 2011. The sale price was $75,000 greater than the price paid to acquire the property in November 2005. Paladin REIT recognized gain on the disposition of approximately $200,000. Since the purchase of the property five and a half years ago, Paladin REIT has received $777,117 in operating distributions. The sales price equated to $74 per square foot and an 8.1% cap rate on trailing twelve month net operating income. Proceeds from the sale were used first used to repay debt and the closing costs of the transaction. The remaining net proceeds were distributed 79%, or $2,192,250, to Paladin REIT and 21% to our joint venture partner. At this time, Paladin REIT intends to redeploy the net proceeds in to additional real estate and real estate related investments consistent with our investment strategy.

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (the “MD&A”) is intended to help the reader understand our operations and our present business environment. The MD&A is provided as a supplement to—and should be read in conjunction with—our condensed consolidated financial statements and the accompanying notes thereto contained in Part I, Item I of this report and the condensed consolidated financial statements and the accompanying notes thereto contained in Part II, Item 8, and the information under “Risk Factors” contained in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010. As used herein, the terms “we,” “our” and “us” refer to Paladin Realty Income Properties, Inc., a Maryland corporation, and its consolidated subsidiaries. Historical results and trends which might appear in the condensed consolidated financial statements should not be interpreted as being indicative of future operations.

Forward-Looking Statements

Certain information included in this Quarterly Report on Form 10-Q contains, and other materials filed or to be filed by us with the SEC contain or will contain, forward-looking statements. All statements, other than statements of historical facts, including, among others, statements regarding our possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives, are forward-looking statements. Those statements include statements regarding our intent, belief or current expectations and members of our management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. You should not place undue reliance on these forward-looking statements. Statements regarding the following subjects are forward-looking by their nature:

•	our business strategy;

•	our projected operating results;

•	our ability to obtain future financing arrangements;

•	estimates relating to our future distributions;

•	our understanding of our competition;

•	market trends;

•	projected capital expenditures; and

•	use of proceeds of our Follow-On Offering.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common stock, along with the following factors that could cause actual results to vary from our forward-looking statements:

•	the factors referenced in Part I, Item 1A of our annual report on Form 10-K for the year ended December 31, 2010;

•	changes in our business strategy;

•	availability, terms and deployment of capital;

•	availability of qualified personnel;

•	changes in our industry, interest rates or the general economy; and

•	the degree and nature of our competition.

We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless required by law.

Overview

We are a Maryland corporation formed on October 31, 2003, to invest in a diversified portfolio of high quality investments, including real property investments and real estate related investments, focusing primarily on investments that produce current income.

As of March 31, 2011, we owned interests in 13 income-producing properties through 12 joint venture investments:

Portfolio Summary

	Location	Year Built	Number of Units/Rentable Square Feet
Multifamily Communities

Champion Farms Apartments	Louisville, Kentucky	2000	264 Units

Fieldstone Apartments	Woodlawn, Ohio	2001	266 Units

Pinehurst Apartment Homes	Kansas City, Missouri	1986 and 1988; renovated in 2006	146 Units

Pheasant Run Apartments	Lee’s Summit, Missouri	1985; renovated in 2003 and 2004	160 Units

The Retreat Apartments	Shawnee, Kansas	1984; renovated in 2004 and 2005	342 Units

Hilltop Apartments	Kansas City, Missouri	1986	124 Units

Conifer Crossing	Norcross, Georgia	1981	420 Units

Lofton Place Apartments	Tampa, Florida	1988	280 Units

Beechwood Gardens Apartments	Philadelphia, Pennsylvania	1967; renovated in 2003 and 2004	160 Units

Stone Ridge Apartments	Columbia, South Carolina	1975	191 units

Industrial

801 Fiber Optic Drive	North Little Rock, Arkansas	2001	56,336 Sq. Ft.

Office

Two and Five Governor Park (two properties)	San Diego, California	1985 and 1989	22,470 Sq. Ft. and 53,048 Sq. Ft.

On April 28, 2011, PRIP 801, LLC sold 801 Fiber Optic Drive for $4,175,000 to an un-related third party. The sales price exceeded the minimum selling price approved by our board of directors on February 18, 2011. The sale price was $75,000 greater than the price paid to acquire the property in November 2005. We recognized gain on the disposition of approximately $200,000. Since the purchase of the property five and one half years ago, we have received $777,117 in operating distributions. The sales price equated to $74 per square foot and an 8.1% cap rate on trailing twelve month net operating income. Proceeds from the sale were used first used to repay debt and the closing costs of the transaction. The remaining net proceeds were distributed 79%, $2,192,250, to us and 21% to our joint venture partner. At this time, we intend to redeploy the net proceeds in to additional real estate and real estate related investments consistent with our investment strategy.

On March 30, 2011, our subsidiary, PRIP Stone Ridge, LLC, along with The DT Group, entered into a joint venture, DT Stone Ridge, LLC, which we refer to as DT Stone Ridge, to recapitalize Stone Ridge Apartments, located in Columbia, South Carolina. DT Stone Ridge is the successor and owner of Stone Ridge Apartments through the conversion of DT Columbia SC, L.P., a former subsidiary of The DT Group and previous owner of Stone Ridge Apartments, to DT Stone Ridge. Through PRIP Stone Ridge, LLC, we hold a 50.0% membership interest in DT Stone Ridge, and The DT Group, through its subsidiary, DT Columbia SC Management, LLC or the DT member, owns the remaining 50.0% membership interest in DT Stone Ridge.

We intend to invest in a variety of real estate property types, either directly or through joint ventures, including apartments, office buildings, industrial buildings, shopping centers and hotels. We will also seek to invest in loans on real property such as mortgage loans and mezzanine loans, which we refer to as real estate related investments. We own our assets and conduct our operations through Paladin OP.

Our Initial Offering terminated on July 28, 2008, in connection with the commencement of our Follow-On Offering on July 28, 2008.

We elected to be taxed as a REIT for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2006, under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. We believe we operate in such a manner as to qualify for treatment as a REIT for federal income tax purposes. Accordingly, we generally will not be subject to federal income tax, provided that distributions to our stockholders equal at least the amount of our taxable income. Even if we qualify for taxation as a REIT, we may be subject to federal income and excise taxes on our undistributed taxable income. We may also be subject to certain state or local taxes.

Critical Accounting Policies

A comprehensive enumeration of our significant accounting policies is presented in our consolidated financial statements and notes thereto appearing elsewhere in this report and our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 29, 2011.

Results of Operations

Three Months Ended March 31, 2011 Compared to the Three Months Ended March 31, 2010

Rental income for the quarter ended March 31, 2011 was $4,764,302, compared to $4,484,800 for the quarter ended March 31, 2010. We expect rental income to continue to increase in future periods, as compared to historical periods, as a result of our current investments in real properties and future real property investments and real estate related investments.

Other income for the quarter ended March 31, 2011 was $446,012, compared to $431,197 for the quarter ended March 31, 2010. Other income consists of various tenant-related charges and is recognized as revenue in the period in which the applicable charge is incurred.

Property operating expenses for the quarter ended March 31, 2011 were $2,002,597 compared to $1,912,405 for the quarter ended March 31, 2010. We expect property operating expenses to continue to increase in future periods, as compared to historical periods, as a result of our current investments in real properties and future real property investments and real estate related investments.

Real estate taxes were $418,817 for the quarter ended March 31, 2011, compared to $418,766 for the quarter ended March 31, 2010.

General and administrative expenses were $332,837 for the quarter ended March 31, 2011 compared to $283,189 for the quarter ended March 31, 2010. The increase in general and administrative expenses relates to the accrual of accounting related expenses and accrual of director fees.

Interest expense, including amortization of deferred financing costs, was $1,903,064 for the quarter ended March 31, 2011 compared to $1,858,091 for the quarter ended March 31, 2010. The increase in interest expense was primarily related to an increase in mortgage notes payable related primarily to increase tenant improvements at the Governor Park office property.

Depreciation and amortization expense was $1,208,977 for the quarter ended March 31, 2011, and $1,308,294 for the quarter ended March 31, 2010. The decrease relates primarily to the fact that the amortization of in-place leases for our acquisitions made in 2009 were fully amortized at December 31, 2010

Loss allocated to noncontrolling interests was $265,748 for the quarter ended March 31, 2011, compared to $295,313 for the quarter ended March 31, 2010. The change was due mainly to the allocation of income or losses of each project.

Net loss attributable to the Company was $705,855 for the quarter ended March 31, 2011, compared to net loss attributable to the Company of $547,184 for the quarter ended March 31, 2010, primarily due to the net impact of the items discussed above.

Inflation

Because of our brief operating history, we have not noticed a significant impact from inflation on our revenues, net sales or net income from continuing operations.

Related Party Transactions and Agreements

Selling Commissions and Dealer Manager Fees. Pursuant to the terms of the Dealer Manager Agreement for the Initial Offering, we paid Paladin Securities selling commissions of 7.0% of the gross offering proceeds from the sale of shares of our common stock in our primary offering and 4.0% of the gross offering proceeds from the sale of shares of our common stock pursuant to our dividend reinvestment plan. We also paid Paladin Securities a dealer manager fee during our Initial Offering of up to 2.5% of gross offering proceeds from the sale of shares of our common stock in our primary offering. Pursuant to the terms of the Dealer Manager Agreement for the Follow-On Offering, we pay Paladin Securities selling commissions of 6.0% of the gross offering proceeds from the sale of shares of our common stock in our primary offering and we do not pay any commission from the sale of shares of our common stock pursuant to our distribution reinvestment plan. We also pay Paladin Securities a dealer manager fee during our Follow-On Offering of up to 3.5% of gross offering proceeds from the sale of shares of our common stock in our primary offering. Paladin Securities may pay all or a portion of these selling commissions and dealer manager fees to participating broker-dealers. For the three months ended March 31, 2011, we incurred 378,744 in selling commissions and dealer manager fees to Paladin Securities.

Organization and Offering Costs. Our organization and offering costs are paid by Paladin Advisors or its affiliates, including Paladin Realty, on behalf of us and directly by us. Organization and offering costs consist of actual legal, accounting, printing and other offering expenses, including amounts to reimburse Paladin Advisors, its affiliates or our dealer manager, for all marketing related costs and expenses, including, but not limited to, expenses relating to registering and marketing the shares and other marketing and organization costs, technology costs and expenses attributable to the Offerings, and payment or reimbursement of bona fide due diligence expenses of the dealer manager and broker-dealers participating in the Offerings. Pursuant to the Advisory Agreement, we are obligated to reimburse Paladin Advisors or its affiliates for amounts advanced for organization and offering costs, provided that Paladin Advisors and its affiliates are responsible for the payment of organization and offering costs to the extent they exceed 3.0% of gross proceeds from the Offerings, excluding proceeds from our distribution reinvestment plan, and will be required to return to us any amount we reimburse them in excess of 3.0% of the gross proceeds from the Offerings, excluding proceeds from our distribution reinvestment plan.

We recognized organization and offering costs of $126,306 as of March 31, 2011. Such costs only become our liability when they do not exceed 3.0% of the gross proceeds of the Offerings, excluding proceeds from our distribution reinvestment plan. When recognized by us, organization costs are charged to stockholders’ equity. The organization and offering costs of $126,306 recognized during the three months ended March 31, 2011 are comprised of $90,859 of costs for common shares issued during the period and $35,447 of costs associated with previous periods, due to the application of the 3% limitation.

As of March 31, 2011, we have recognized a cumulative total of $1,734,414 of organization and offering costs. Subject to the 3.0% limitation, the remaining $8,211,337 in organization and offering costs, as of March 31, 2011 will be recognized in future periods as we receive additional proceeds of our offering.

Expense Reimbursement. Pursuant to the Advisory Agreement, Paladin Advisors is entitled to reimbursement of actual expenses incurred for administrative and other services provided to us by Paladin Advisors and its affiliates for which they do not otherwise receive a fee. Additionally, Paladin Advisors must pay us quarterly any amounts by which our operating expenses exceed the 2%/25% Rule in the 12 months then ended (the “Expense Period”), unless a majority of independent directors approves reimbursement of any excess. We will not reimburse Paladin Advisors for operating expenses that in any fiscal year exceed the 2%/25% Rule. Our average invested assets for any period are equal to the average book value of our assets invested in equity interests in, and loans secured by, real estate before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during the period. For the quarter ended March 31, 2011, the average book value of our invested assets before reserves for depreciation or bad debts or other similar non-cash reserves was approximately $170,400,000. Our net income for any period, for purposes of the 2%/25% Rule, is equal to our total revenue less total expenses other than additions to reserves for depreciation, bad debts or other similar non-cash reserves for such period. Operating expenses include all expenses incurred by us under GAAP including the asset management fee), but excluding organization and offering expenses, selling commissions and dealer manager fees, interest payments, taxes, non-cash expenditures such as depreciation, amortization and bad debt reserves, the subordinated disposition fee, acquisition fees and expenses and distributions pursuant to Paladin Advisors’ subordinated participation interest in Paladin OP.

On a quarterly basis, in accordance with the Advisory Agreement, we recognize an expense for operating expenses paid on our behalf by Paladin Advisors that do not cause an excess to the 2%/25% Rule. Additionally, Paladin Advisors must pay any expenses in excess of the 2%/25% Rule to us within 60 days after the end of each fiscal quarter for the 12 months then ended, unless a majority of the independent directors determine that the excess expenses were justified based on unusual and nonrecurring factors which they deem sufficient. Such approved excess represents an unrecognized commitment and becomes payable by us at such time when the excess amount and amounts of future operating expenses are within the 2%/25% Rule. Within 60 days after the end of any Expense Period for which total operating expenses exceed the 2%/25% Rule, we will send our stockholders written disclosure, together with an explanation of the factors the independent directors considered in arriving at the conclusion that the excess expenses were justified. However, at Paladin Advisors’ option, Paladin Advisors or its affiliate, as applicable may defer the refund of expenses and elect to receive such payments, without interest, in any subsequent fiscal year that Paladin Advisors designates. As of March 31, 2011 there were no unrecognized commitments relating to unreimbursed excess operating expenses pursuant to the 2%/25% Rule.

During the Expense Period ended March 31, 2011, our general and administrative expenses, including expenses incurred on our behalf by Paladin Advisors and its affiliates, did not exceed the 2%/25% Rule. During the Expense Period ended March 31, 2011, $19,545 was paid by Paladin Advisors.

For the three months ended March 31, 2010, we incurred $332,837 of general and administrative expenses, including $15,115 paid on our behalf by Paladin Advisors in general and administrative expenses. In accordance with the Advisory Agreement, we recognize on a quarterly basis amounts not exceeding the 2%/25% Rule.

Acquisition Fees. Pursuant to the terms of the Advisory Agreement prior to its amendment and restatement effective July 18, 2008, we paid Paladin Advisors acquisition fees consisting of 2.75% of (1) the contract purchase price for a property acquired directly or through a joint venture or (2) with respect to real estate related investments, the appraised value of the underlying property, not to exceed 5.5% of the funds we advance with respect to the investment. As amended, our Advisory Agreement provides for an acquisition fee in an amount equal to 1.5% of (1) the purchase price of a real property investment acquired directly; (2) our allocable cost of a property acquired in a joint venture or (3) with respect to real estate related investments, the funds advanced for such investment. Our allocable cost of a joint venture investment is equal to the product of (i) the amount actually paid or allocated to the purchase, development, construction or improvement of properties by the joint venture, inclusive of expenses related thereto, and the amount of outstanding debt associated with such properties and the joint venture, and (ii) our percentage economic interest in the joint venture.

During the three months ended March 31, 2011, we recorded $46,500 as due to Paladin Advisors for the acquisition of Stone Ridge Apartments.

Asset Management Fees. Pursuant to the terms of the Advisory Agreement prior to its amendment and restatement effective July 18, 2008, an annual asset management fee was payable to Paladin Advisors monthly in an amount equal to one-twelfth of 0.6% of (1) the contract purchase price of a property acquired directly or through a joint venture or (2) with respect to real estate related investments, the appraised value of the underlying property, not to exceed 1.2% of the funds we advanced with respect to the investment. Paladin Advisors received this fee for supervising the management, leasing, development and construction services provided for our properties by third parties and management of real estate related investments. As amended, the Advisory Agreement provides that we will pay Paladin Advisors on a monthly basis an asset management fee in an amount equal to one-twelfth of 0.6% of (1) the purchase price of a real property investment acquired directly; (2) our allocable cost of a property acquired in a joint venture or (3) with respect to real estate related investments, the funds advanced for such investment. Our allocable cost of a joint venture investment is calculated as set forth above under “Acquisition Fees.” Paladin Advisors may elect, in its sole discretion, to defer (without interest) payment of the asset management fee in any month by providing us written notice of such deferral.

For each of our existing properties from the respective dates of acquisition through the period that we own the properties, Paladin Advisors has elected to receive a monthly asset management fee equal to one-twelfth of 0.3% of our allocable cost of the real property acquired in these joint ventures. Paladin Advisors acknowledges that it has waived its right to receive any additional amounts due under the advisory agreement for such properties.

During the three months ended March 31, 2011, we paid Paladin Advisors $95,220 for asset management fees earned for the three months ended March 31, 2011.

Trends or Uncertainties

The commercial real estate debt markets have experienced continued volatility as a result of certain factors including the failure of large lending institutions, the placement of Fannie Mae and Freddie Mac into the conservatorship of the U.S. government, the tightening of underwriting standards by lenders and credit rating agencies and the significant inventory of unsold collateralized mortgage backed securities in the market. This has resulted in lenders decreasing the availability of debt financing as well as increasing the cost of debt financing. As our existing debt is fixed rate debt, our current portfolio will not be materially impacted by the current debt market environment. However, should the reduced availability of debt and/or the increased cost of borrowings continue, either by increases in the index rates or by increases in lender spreads, we will need to consider such factors in the evaluation of future acquisitions. This may result in future acquisitions generating lower overall economic returns and potentially reducing future cash flow available for distribution.

The state of the debt markets could also have an impact on the overall amount of capital investing in real estate which may result in a decrease in the price or value of real estate assets. Although this may benefit us for future acquisitions, it could negatively impact the current value of our existing assets.

In addition, the current economic environment has resulted in a trend toward increasing vacancy rates for certain classes of commercial property, including multifamily and office properties. Factors such as rising unemployment have led to increased tenant delinquencies and/or defaults under leases, generally lower demand for rentable space and potential oversupply of rentable space. Although we have not thus far been materially adversely affected by the increasing vacancy rates, the continuation of the economic downturn could impact certain of our real properties and such real properties could experience higher levels of vacancy than anticipated at the time of our acquisition of such real properties. The value of our real properties could decrease below the amounts paid for them. Revenues from properties could decrease due to lower occupancy rates, reduced rental rates and potential increases in uncollectible rent. The longer the period of significant vacancies for a property, the greater the potential negative impact on our revenues and results of operations.

Our management is not aware of any other material trends or uncertainties that may reasonably be expected to have a material impact, favorable or unfavorable, on revenues or income from the acquisition, management and operation of real property and real estate related investments.

Liquidity and Capital Resources

During the three months ended March 31, 2011, our sources of funds were:

•	proceeds, net of selling commissions and dealer manager fees, of $3,440,664 from the sale of $382,344 common shares in our Follow-On Offering; and

•	net operating income of $2,787,302 from our investments in real estate.

We consider net operating income to be an appropriate supplemental performance measure because net operating income reflects the operating performance of our properties and excludes certain items that are not considered to be controllable in connection with the management of the property, such as depreciation, interest expense, interest income and general and administrative expenses. Additionally, we believe that net operating income is a widely accepted measure of comparative operating performance in the real estate investment community. However, our use of the term net operating income may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount. We believe that the line on our condensed consolidated statement of operations entitled “Net Loss Attributable to Company” is the most directly comparable GAAP measure to net operating income. The following table is a reconciliation of net operating income to our reported net loss attributable to the Company for the three months ended March 31, 2011:

Net Operating Income	$2,787,302
Equity in earnings from real estate joint venture	28,151
Interest income	3,877
Depreciation and amortization expense	(1,208,977)
Interest expense, including amortization of deferred loan costs	(1,903,064)
General and administrative expenses	(2,332,837)
Noncontrolling interests	265,748
Acquisition costs	(347,653)

Net loss attributable to Company	$(707,453)

We are dependent upon the net proceeds to be received from our Follow-On Offering to conduct our proposed activities. The capital required to make additional real property investments and real estate related investments will be obtained from the Follow-On Offering and from any indebtedness that we may incur in connection with the acquisition of any real properties and real estate related investments thereafter. We anticipate our sources of funds will continue to consist of the net proceeds from the Follow-On Offering and indebtedness. We believe that cash resources will be sufficient to satisfy our cash requirements for the foreseeable future.

Net cash used in operating activities for the three months ended March 31, 2011 was $686,920 compared to net cash provided by operating activities of $832,591 for the three months ended March 31, 2010. The difference from period to period relates primarily to the large change in restricted cash related to unaccepted subscriptions and the payment of $575,000 due to affiliates during the three months ended March 31, 2011.

Net cash used in investing activities for the three months ended March 31, 2011 was $5,344,102, which included $5,364,530 relating to acquisition of and expenditures for real estate and improvements partially offset by a decrease in restricted cash of $20,428. Net cash used in investing activities for the three months ended March 31, 2010 was $258,551, which included $488,505 relating to expenditures for real estate and improvements partially offset by a decrease in restricted cash of $212,692 and distributions from real estate joint venture in excess of equity in earnings of $17,262.

Net cash provided by financing activities was $6,828,645 for the three months ended March 31, 2011 primarily related to $3,675,810 of borrowings from mortgage lenders, $3,819,408 in proceeds from the issuance of shares of common stock in our Follow-On Offering, $35,447 increase in due to affiliates and $850,000 of contributions from noncontrolling interests partially offset primarily by $20,629 of payments on mortgage payable, $378,744 of selling commissions and dealer manager fees, $126,306 of offering costs, $382,056 of distributions paid, $370,083 of shares redeemed and $223,631 of distributions to noncontrolling interests. Net cash provided by financing activities was $975,819 for the three months ended March 31, 2010 primarily related to $255,055 of borrowings from mortgage lenders, $1,697,607 in proceeds from the issuance of shares of common stock in our Follow-On Offering, $4,814 increase in due to affiliates and $1,143 of contributions from noncontrolling interests partially offset primarily by $19,560 of payments on mortgage payable, $156,848 of selling commissions and dealer manager fees, $61,597 of offering costs, $313,575 of distributions paid, $355,618 of shares redeemed and $75,602 of distributions to noncontrolling interests.

Mortgages Payable

We have mortgage loans in an aggregate amount of $124,789,636 outstanding, incurred in connection with our acquisitions. These mortgage notes payable are described in detail in Note 4 to our condensed consolidated financial statements included herein.

Leverage Policy

Our charter provides that our independent directors must approve any borrowing in excess of 300% of the value of our net assets and the justification for such excess borrowing must be disclosed to our stockholders in our next quarterly report. Net assets for purposes of this calculation are defined to be our total assets (other than intangibles), valued at cost prior to deducting depreciation, reserves for bad debts and other non-cash reserves, less total liabilities. The preceding calculation is generally expected to approximate 75% of the aggregate cost of our assets before non-cash reserves and depreciation. As of March 31, 2011, our leverage did not exceed 300% of the value of our net assets.

Distributions

We paid $382,056 in distributions in the three months ended March 31, 2011. Our board of directors has declared distributions for the periods listed below to stockholders of record as of the close of business each day during the applicable period and made on the dates listed below.

Month	Annualized Rate Declared (1)	Date Paid	Total Distribution
December 1, 2010 to December 31, 2010	6.0%	January 18, 2011	$129,476
January 1, 2011 to January 31, 2011	6.0%	February 15, 2011	$131,545
February 1, 2011 to February 28, 2011	6.0%	March 15, 2011	$121,035

(1)	Distributions were declared in the amount of $0.0016438 per share per day, representing an annualized rate of return of 6.0% on an investment of $10.00 per share if paid each day over a 365-day period.
(2)	On February 24, 2011, our board of directors declared distributions for the month of March 2011 that totaled approximately $274,000 when paid on April 15, 2011. On March 29, 2011, our board of directors declared distributions for the month of April 2011 that will total approximately $270,000 when paid on May 16, 2011. On April 21, 2011, our board of directors declared distributions for the month of May 2011 that will total approximately $292,000 when paid on June 15, 2011.

Each of our 12 real estate investments owned as of March 31, 2011 is structured as a joint venture with an unaffiliated third-party. As required under GAAP, our financial statements present the operations of 801 Fiber Optic Drive on an unconsolidated basis, and the operations of Champion Farms Apartments, Fieldstone Apartments, Pinehurst Apartment Homes, Pheasant Run Apartments, the Retreat Apartments, Hilltop Apartments, Conifer Crossing, Two and Five Governor Park, Lofton Place Apartments, Beechwood Gardens Apartments and Stone Ridge Apartments on a consolidated basis. Consolidation requires us to reflect 100% of the income and expenses of property operations with a partial offset to account for the noncontrolling interests held by our joint venture partners. As structured as of March 31,2011, our investment in Champion Farms Apartments represented a 70% ownership interest, our investment in Fieldstone Apartments an 83% ownership interest, our investment in Pinehurst Apartment Homes a 97.5% ownership interest, our investment in Pheasant Run Apartment a 97.5% ownership interest, our investment in the Retreat Apartments a 97.5% ownership interest, our investment in Hilltop Apartments a 49% ownership interest, our investment in Conifer Crossing a 42.5% ownership interest, our investment in Two and Five Governor Park a 47.7% interest, our investment in Lofton Place Apartments a 60% ownership interest, our investment in Beechwood Gardens Apartments an 82.3% ownership interest and our investment in Stone Ridge Apartments a 50% ownership interest. However, by the terms of the joint ventures for Champion Farms and Fieldstone Apartments we are entitled to 100% of available cash flow from each property as a priority distribution until we receive at least an 8.25% return on our invested capital. By the terms of the joint ventures for Pinehurst Apartment Homes and Pheasant Run Apartments, we are entitled to 100% of available cash flow from each property as a priority distribution until we receive at least a 9.0% return on our invested capital. By the terms of the joint ventures for the Retreat Apartment and Hilltop Apartments, we are entitled to 100% of available cash flow from each property as a priority distribution until we receive at least a 12.0% return on our invested capital. By the terms of the joint venture for Conifer Crossing, we are entitled to 100% of available cash flow from the property as a priority distribution until we receive at least an 8.5% return on our invested capital. By the terms of the joint venture for Two and Five Governor Park, we are entitled to 100% of available cash flow from each property as a priority distribution until we receive at least a 9.0% return on our invested capital. By the terms of the joint ventures for Lofton Place Apartments and Beechwood Gardens Apartments, we are entitled to 100% of available cash flow from the properties as a priority distribution until we receive at least a 10.0% return on our invested capital. By the terms of the joint venture for Stone Ridge Apartments, we are entitled to 100% of available cash flow from the property as a priority distribution until we receive at least a 15.0% return on our invested capital.

The following chart compares cash distributions received from the Company’s investments in 801 Fiber Optic Drive, Champion Farms Apartments, Fieldstone Apartments, Pinehurst Apartment Homes, Pheasant Run Apartments, the Retreat Apartments, Hilltop Apartments, Conifer Crossing, Two and Five Governor Park, Lofton Place Apartments, Beechwood Gardens Apartments and Stone Ridge Apartments during the year ended December 31, 2010, the three months ended March 31, 2011 and inception to date as of March 31, 2011 with distributions paid during the same period.

Summary of Cash Distributions from the Company’s Investments

	Summary of Cash Distributions from Investments			Summary of Distributions Paid to Stockholders
	Year ended December 31, 2010	Three months ended March 31, 2011	Inception to date as of March 31, 2011	Year ended December 31, 2010	Three months ended March 31, 2011	Inception to date as of March 31, 1011
801 Fiber Optic	$129,500	$15,800	$777,117

Champion Farms Apartments	395,204	98,801	1,877,193

Fieldstone Apartments	424,382	106,095	1,656,657

Pinehurst Apartment Homes	217,020	54,695	769,523

Pheasant Run Apartments	237,792	63,170	838,600

Retreat Apartments	256,500	64,125	878,991

Hilltop Apartments	94,500	23,625	330,925

Conifer Crossing	—	—	382,500

Two and Five Governor Park	225,000	56,250	505,625

Lofton Place Apartments	285,000	75,000	450,000

Beechwood Gardens Apartments	288,520	63,750	352,270

Stone Ridge Apartments(1)	—	—	—

Total	$2,553,418	$621,311	$8,819,401	$2,843,351	$753,119	$9,102,355

(1)	We acquired our interest in Stone Ridge Apartments on March 30, 2011.

Of the $753,119 distributions noted above for the three months ended March 31, 2011, $382,056 was paid in cash and $371,063 was paid through the distribution reinvestment plan in the form of additional shares issued.

As shown in the previous table, from inception through March 31, 2011, the cumulative distributions paid to stockholders of $9,102,355 exceeded distribution from our investments of $8,819,401 as well as net cash provided by (used in) operating activities of $1,458,114 and cumulative funds from operations, or FFO (as further defined and discussed below in “Our Performance—Funds from Operations), of $(1,465,841). In addition, for the year ended December 31, 2010, distributions paid to stockholders of $2,843,351 exceeded cash distributions from our investments of $2,553,418 as well as net cash provided by operating activities of $296,878 and FFO of $755,538. As a result, portions of the cumulative distributions paid as of March 31, 2011 have been paid with offering proceeds.

Paladin Advisors has paid expenses on our behalf, and Paladin Advisors has deferred the reimbursement of a portion of these expense payments and from time to time has deferred certain other fees owed to it. The repayment of these deferred expenses has impacted, and may continue to impact our ability to pay distributions from cash flow from operations or at all. During 2010, in accordance with the Advisory Agreement, we reimbursed Paladin Advisors $1,725,000 of previously accrued general and administrative expenses, and in the first three months of 2011, we have reimbursed Paladin Advisor an additional $575,000 of previously accrued general and administrative expenses. These reimbursements have reduced our cash flow provided by operating activities and therefore our ability to fund distributions therefrom.

For the three months ended March 31, 2011, Paladin Advisors and its affiliates had incurred on our behalf $15,115 in general and administrative expenses and for which we reimbursed Paladin Advisors for such amount on March 25, 2011. Pursuant to the terms of the Advisory Agreement, Paladin Advisors has deferred (without interest) repayment of these expenses. The payment of these obligations may impact our ability to pay future distributions. Paladin Advisors is not obligated to either pay expenses on our behalf or defer reimbursements of such expense payments or fees in future periods. If Paladin Advisors were to pay additional expense on our behalf in the future and/or defer reimbursement of expense payments or fees, the ultimate repayment of these obligations could adversely impact our ability to pay distributions in future periods as well as potentially adversely impact the value of an investment in the Company.

We are reliant on Paladin Advisors to support our activities currently because of our small size. As we continue to grow by selling shares in our Follow-On Offering and by making additional investments, we expect to be able to finance our operations without advances from and deferrals of fees otherwise payable to Paladin Advisors; however, as described above, we may not be able to continue to pay distributions at the rate we currently pay or at all.

The amount of distributions to be distributed to our stockholders in the future will be determined by our board of directors and are dependent on a number of factors, including funds available for payment of distributions (including whether Paladin Advisors continues to pay expenses and/or defer reimbursement of expense payments or fees), our financial condition, capital expenditure requirements, annual distribution requirements needed to maintain our status as a REIT under the Internal Revenue Code, any limitations imposed by the terms of indebtedness we may incur and other factors.

Our Performance—Funds from Operations and Modified Funds from Operations

One of our objectives is to provide cash distributions to our stockholders from cash generated by our operations. Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts, or NAREIT, an industry trade group, has promulgated a measure known as Funds from Operations, or FFO, which it believes more accurately reflects the operating performance of a REIT such as us. FFO is not equivalent to our net income or loss as defined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004. The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property but including asset impairment writedowns, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO.

The historical accounting convention used for real estate requires a straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative.

Presentation of this information is intended to assist the reader in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO the same way, so comparisons with other REITs may not be meaningful. Factors that impact FFO include non cash GAAP income and expenses, one-time non recurring costs, timing of acquisitions, yields on cash held in accounts, income from portfolio properties and other portfolio assets, interest rates on acquisition financing and operating expenses. Furthermore, FFO is not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income, as an indication of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions and should be reviewed in connection with other measurements as an indication of our performance. Our FFO reporting complies with NAREIT’s policy described above.

Changes in the accounting and reporting rules under GAAP have prompted a significant increase in the amount of non-operating items included in FFO, as defined, such that management, investors and analysts have considered FFO to be insufficient as a singular financial performance measure. Thus, in addition to FFO, we use modified funds from operations, or MFFO, as defined by the Investment Program Association, or IPA. As defined by the IPA, MFFO excludes from FFO the following items:

(1)	acquisition fees and expenses;

(2)	straight-line rent amounts, both income and expense;

(3)	amortization of above or below market intangible lease assets and liabilities;

(4)	amortization of discounts and premiums on debt investments;

(5)	impairment charges;

(6)	gains or losses from the early extinguishment of debt;

(7)	gains or losses on the extinguishment or sales of hedges, foreign exchange, securities and other derivatives holdings except where the trading of such instruments is a fundamental attribute of our operations;

(8)	gains or losses related to fair value adjustments for derivatives not qualifying for hedge accounting, including interest rate and foreign exchange derivatives;

(9)	gains or losses related to consolidation from, or deconsolidation to, equity accounting;

(10)	gains or losses related to contingent purchase price adjustments; and

(11)	adjustments related to the above items for unconsolidated entities in the application of equity accounting.

We believe that MFFO, with these adjustments, is helpful in evaluating how our portfolio might perform after our acquisition stage and, as a result, may provide an indication of the sustainability of our distributions in the future. MFFO should not be considered as an alternative to net income (loss) or to cash flows from operating activities and is not intended to be used as a liquidity measure indicative of cash flow available to fund our cash needs, including our ability to make distributions. MFFO should be reviewed in connection with other GAAP measurements. As explained below, management’s evaluation of our operating performance excludes the items considered in the calculation based on the following economic considerations:

Acquisition costs: In evaluating investments in real estate, including both business combinations and investments accounted for under the equity method of accounting, management’s investment models and analysis differentiates costs to acquire the investment from the operations derived from the investment. Prior to 2009, acquisition costs for these types of investments were capitalized; however beginning in 2009 acquisition costs related to business combinations are expensed. We believe by excluding expensed acquisition costs, MFFO provides useful supplemental information that is comparable for each type of our real estate investments and is consistent with management’s analysis of the investing and operating performance of our properties.

The following is the calculation of FFO and MFFO for each of the three months ended March 31, 2011 and 2010.

	For the three months ended
	March 31, 2011	March 31, 2010
Net loss attributable to Company	$(705,855)	$(547,184)
Add:
Depreciation and amortization—consolidated entities	1,208,977	1,308,294
Depreciation and amortization—unconsolidated entities	10,646	17,165
Less:
Depreciation and amortization of noncontrolling interests	(500,716)	(437,927)

FFO	$13,052	$340,348
Other Adjustments
Acquisitions costs attributable to Company	173,826	—

MFFO	186,878	340,348
FFO per share-basic	$0.00	$0.07
FFO per share-diluted	$0.00	$0.07
MFFO per share-basic	$0.04	$0.07
MFFO per share-diluted	$0.04	$0.07
Weighted average number of shares outstanding—basic	5,211,687	4,579,941
Weighted average number of shares outstanding—diluted	5,219,687	4,579,941

Off-Balance Sheet Arrangements

As of March 31, 2011 and December 31, 2010, we had no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

No material changes to our exposure to market risk have occurred since our Annual Report on Form 10-K for the year ended December 31, 2010.

ITEM 4.	CONTROLS AND PROCEDURES.

As of March 31, 2011, management carried out, under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer, an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended). Our disclosure controls and procedures are designed to provide reasonable assurance that information we are required to disclose in our reports that we file or submit under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods specified in applicable rules and forms. Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that, as of March 31, 2011, our disclosure controls and procedures were effective.

There were no changes in our internal control over financial reporting that occurred during the quarter ended March 31, 2011 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II—OTHER INFORMATION

ITEM 1.	LEGAL PROCEEDINGS.

None.

ITEM 1A.	RISK FACTORS.

There were no material changes in our Risk Factors as previously disclosed in Item 1A of our Form 10-K for the year ended December 31, 2010.

ITEM 2.	UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS.

On February 23, 2005, our Initial Offering (SEC File No. 333-113863) was declared effective and we commenced our efforts to raise up to 35,000,000 shares of our common stock in the primary offering for $10.00 per share and up to 3,500,000 shares of our common stock pursuant to our dividend reinvestment plan for $10.00 per share, aggregating up to $385,000,000. On July 28, 2008, we commenced our Follow-On Offering of up to 85,526,316 shares of common stock pursuant to a Registration Statement on Form S-11 (SEC File Nos. 333-146867 and 333-113863) which was declared effective by the SEC on July 28, 2008. The Follow-on Offering includes up to 75,000,000 shares to be offered for sale at $10.00 per share in the primary offering and up to 10,526,316 shares to be offered for sale pursuant to our distribution reinvestment plan for $9.50 per share, aggregating up to $850,000,000. As of March 31, 2011, we had sold 5,791,582 shares of common stock in the Offerings, raising gross proceeds of $57,545,895. From this amount, we have incurred $4,904,328 in selling commissions and dealer manager fees to our dealer managers and $9,945,751 in organization and offering costs (of which $1,734,415 has been recorded in our financial statements). As of March 31, 2011, we had net offering proceeds from the Offerings of $50,907,152. We used a combination of net offering proceeds and debt to purchase our interests in twelve properties, to pay $1,847,963 in acquisition or origination fees and $1,265,409 in asset management fees and to pay other operating expenses and fees. For more information regarding how we used our net offering proceeds through March 31, 2011, see our financial statements included in this report.

During the quarter ended March 31, 2011, we repurchased shares of our common stock as follows:

Period	(a) Total Number of Shares Purchased	(b) Average Price Paid Per Share	(c) Total Number of Shares Purchased as Part of Publicly Announced Plan or Program	(d) Maximum Approximate Dollar Value of Shares that May Yet Be Purchased Under the Plans or Programs
January 1, 2011 to January 31, 2011	13,613	$9.30	13,613	(1)
February 1, 2011 to February 28, 2011	13,709	$9.30	13,709	(1)
March 1, 2011 to March 31, 2011	12,574	$9.30	12,574	(1)

Total	39,896		39,896

(1)	We adopted a share redemption program effective February 28, 2005, as amended effective as of August 28, 2008 and June 6, 2009. We fund redemption requests received during a quarter with proceeds received from our distribution reinvestment plan in the month following such quarter. If we do not receive sufficient funds in such month to fulfill all redemption requests from the previous quarter, the remaining amounts will be funded with proceeds received from the distribution reinvestment plan in the subsequent months. Subject to funds being available, we will limit the number of shares redeemed pursuant to our share redemption program as follows: (a) we will limit the number of shares redeemed pursuant to our share redemption program during any calendar year to no more than 5% of the weighted-average number of shares outstanding during the prior calendar year; and (b) funding for the redemption of shares will come exclusively from the proceeds we receive from the sale of shares under our distribution reinvestment plan.

ITEM 3.	DEFAULTS UPON SENIOR SECURITIES.

None.

ITEM 4.	RESERVED.

ITEM 5.	OTHER INFORMATION.

None.

ITEM 6.	EXHIBITS.

3.1	Second Articles of Amendment and Restatement of the Registrant (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on July 28, 2008 and incorporated herein by reference).

3.2	Amended and Restated Bylaws of the Registrant (filed as Exhibit 3.2 to Post-Effective Amendment No. 5 on April 6, 2007 and incorporated herein by reference).

3.3	Amendment No. 1 to Amended and Restated Bylaws (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K on March 28, 2008 and incorporated herein by reference).

31.1	Section 302 Certification of Principal Executive Officer.

31.2	Section 302 Certification of Principal Financial Officer.

32.1	Section 906 Certification of Principal Executive Officer.

32.2	Section 906 Certification of Principal Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 13, 2011		PALADIN REALTY INCOME PROPERTIES, INC.

	By:	/s/ WHITNEY A. GREAVES
Whitney A. Greaves
President and Chief Executive Officer (Principal Executive Officer)

Date: May 13, 2011	By:	/s/ JOHN A. GERSON
John A. Gerson
Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)